As filed with the Securities and Exchange Commission on February 12, 2004.

Registration No. 333-110744

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Anworth Mortgage Asset Corporation

(Exact Name of Registrant as Specified in its Charter)

Maryland	52-2059785
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1299 Ocean Avenue, Suite 250

Santa Monica, California 90401

(310) 255-4493

(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices)

Copies to:
Lloyd McAdams	Mark J. Kelson, Esq.
Chairman and Chief Executive Officer	Allen Matkins Leck Gamble & Mallory LLP
1299 Ocean Avenue, Suite 250	1901 Avenue of the Stars, Suite 1800
Santa Monica, California 90401	Los Angeles, California 90067
(310) 255-4493	(310) 788-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

N/A(1)	N/A	N/A	N/A	N/A

(1)	No additional securities are being registered, and the registration fee was paid upon the filing of the original Registration Statement on November 25, 2003 (Reg. No. 333-110744). Therefore, no further registration fee is required.

EXPLANATORY NOTE

This registration statement relates to shares of common stock that may be offered from time to time by Anworth Mortgage Asset Corporation (“Anworth”) pursuant to its 2003 Dividend Reinvestment and Stock Purchase Plan (the “Plan”). This Post-Effective Amendment is filed to make technical changes to the Plan to clarify that shares of newly-issued common stock sold by Anworth pursuant to the Plan’s optional cash purchase provisions shall be made at a price that is not less than 95% of the average of the daily high and low sales prices of Anworth’s common stock, as reported on the New York Stock Exchange on the purchase date. Additionally, in no event will the discount paid by Anworth for shares acquired by the plan administrator in the open market, if any, plus any trading fees, commissions or service charges paid by Anworth in connection with such open market purchases, exceed 5% of the purchase price for such shares. These changes to the Plan are being made in order to comply with applicable Internal Revenue Service rulings.

The information in this prospectus in not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2004

PRELIMINARY PROSPECTUS

Anworth Mortgage Asset Corporation

2003 Dividend Reinvestment and Stock Purchase Plan

Our 2003 Dividend Reinvestment and Stock Purchase Plan (the “Plan”) provides prospective investors and existing holders of our common stock with a convenient and economical method to purchase shares of our common stock. By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $50 and $10,000 per month and, with our prior approval, in excess of $10,000 per month. Shares of our common stock purchased under the Plan may be acquired at discounts of up to 5% from the then-applicable three-day average of the market price of our common stock for newly-issued shares, or up to 5% from the prevailing market price for shares acquired in the open market. In no event, however, will the purchase price of newly-issued shares of our common stock be less than 95% of the average of the daily high and low sales prices of our common stock, as reported on the New York Stock Exchange on the purchase date. Additionally, in no event will the discount paid by us for shares acquired by the plan administrator in the open market, if any, plus any trading fees, commissions or service charges we may pay in connection with such open market purchases, exceed 5% of the purchase price for such shares.

Plan highlights include:

•	Any registered stockholder may elect to participate in the Plan.

•	Interested prospective investors who are not currently holders of our common stock may make their initial purchase through the Plan.

•	Up to a 5% discount on shares of our common stock purchased under the Plan.

•	Full or partial dividend reinvestment options.

•	Optional cash purchases of between $50 and $10,000 per month and, with our prior approval, optional cash purchases in excess of $10,000 per month.

•	Available certificate safekeeping in book-entry form at no charge to you.

•	Detailed record keeping and reporting will be provided at no charge to you.

•	Optional automatic investment withdrawals from your bank account.

This prospectus relates to the offer and sale of up to 7,500,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.

Our common stock is listed on the New York Stock Exchange under the symbol “ANH.”

Investing in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” beginning on page 16 of this prospectus before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February     , 2004.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is current as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “will,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume” or other similar expressions. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	market trends and risks;

•	assumptions regarding interest rates; and

•	assumptions regarding prepayment rates on the mortgage loans securing our mortgage-backed securities.

These forward-looking statements are subject to various risks and uncertainties, including those relating to:

•	increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities;

•	our ability to use borrowings to finance our assets;

•	risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy;

•	our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; and

•	management’s ability to manage our growth and planned expansion.

Other risks, uncertainties and factors, including those discussed under “Risk Factors” in this prospectus or described in reports that we file from time to time with the Securities and Exchange Commission, such as our quarterly and annual reports, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

ABOUT THIS PROSPECTUS

We have amended our 2003 Dividend Reinvestment and Stock Purchase Plan to increase the number of shares available thereunder and this prospectus relates to up to 7,500,000 shares of our common stock that we may issue pursuant to that amended plan. The amended plan is described in the “Description of the Plan” section beginning on page 3 of this prospectus.

OUR COMPANY

Our Business

We are in the business of investing primarily in United States agency and other highly rated single-family adjustable-rate and fixed-rate mortgage-backed securities that we acquire in the secondary market. United States agency securities are securities that are obligations guaranteed by the United States government or its agencies, such as Fannie Mae or Freddie Mac. We seek attractive long-term investment returns by investing our equity capital and borrowed funds in such securities. Our returns are earned on the spread between the yield on our earning assets and the interest cost of the funds we borrow. We have elected to be taxed as a real estate investment trust, or REIT, under the United States Internal Revenue Code. As a REIT, we routinely distribute substantially all of the income generated from our operations to our stockholders. As long as we retain our REIT status, we generally will not be subject to federal or state taxes on our income to the extent that we distribute our net income to our stockholders.

At September 30, 2003, we had total assets of approximately $3.725 billion and all of our mortgage assets were secured by single-family mortgage loans. As of that date, approximately 99% of our assets consisted of mortgage-backed securities guaranteed by an agency of the United States government such as Fannie Mae or Freddie Mac.

On November 3, 2003, we formed a wholly-owned subsidiary called Belvedere Trust Mortgage Corporation, or Belvedere Trust. Belvedere Trust was formed as a qualified REIT subsidiary to acquire and own mortgage loans, with a focus on the high credit-quality jumbo adjustable rate, hybrid and second-lien mortgage markets. Belvedere Trust was also formed with the intent of securitizing the mortgage loans it acquires and selling mortgage-backed securities in the capital markets. We have made an initial investment of $25 million in Belvedere Trust to capitalize its initial mortgage operations. On November 3, 2003, we also formed BT Management Company, L.L.C., or BT Management, a Delaware limited liability company that is owned 50% by us, 27.5% by Claus Lund, the Chief Executive Officer of Belvedere Trust, 17.5% by Russell J. Thompson, the Chief Financial Officer of Belvedere Trust, and 5% by Lloyd McAdams, our Chairman and Chief Executive Officer. BT Management has entered into a management agreement with Belvedere Trust pursuant to which BT Management will manage the day-to-day operations of Belvedere Trust in exchange for an annual base management fee and a quarterly incentive fee.

Our Investments

We acquire mortgage-related assets, finance our purchases in the capital markets and use leverage to increase our return on stockholders’ equity. Through this strategy we expect to earn income that will enable us to generate dividends for our stockholders.

We acquire mortgage-related assets that we believe will generate attractive returns on capital invested. Before making these investments, we consider the amount and nature of the anticipated returns from the assets, our ability to pledge the assets to secure collateralized borrowings, and the costs associated with financing, managing, securitizing and reserving for the assets. We have also established a written asset acquisition policy that provides the following investment guidelines:

•	Category I—At least 60% of our total assets will generally be adjustable or fixed-rate mortgage securities and short-term investments. Assets in this category will be rated within one of the two highest rating categories by at least one nationally recognized statistical rating organization, or if not rated, will be obligations guaranteed by the United States government or its agencies, Fannie Mae or Freddie Mac.

•	Category II—At least 90% of our total assets will generally consist of Category I investments plus unrated mortgage loans, mortgage securities rated at least investment grade by at least one nationally recognized statistical rating organization, or shares of other REITs or mortgage-related companies.

•	Category III—No more than 10% of our total assets may be of a type not meeting any of the above criteria. Among the types of assets generally assigned to this category are mortgage securities rated below investment grade and leveraged mortgage derivative securities.

We finance our acquisition of mortgage-related assets through borrowing at short-term rates using repurchase agreements. We generally borrow between eight and twelve times the amount of our equity. At September 30, 2003, we had approximately $3.44 billion of repurchase agreements outstanding with a weighted average current borrowing rate of 1.48% and an average maturity of 276 days. We actively manage the adjustment periods and the selection of the interest rate indices of our borrowings against the adjustment periods and the selection of indices on our mortgage-related assets in order to limit our liquidity and interest rate related risks.

We also seek to lessen the effects on our income if mortgage loans underlying our securities prepay at a rate materially different than anticipated. We do this by structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage assets or structures with prepayment protections and purchasing mortgage assets at a premium and at a discount. We may choose to engage in various hedging activities designed to mitigate our exposure to changes in interest rates and prepayment rates. As of the date of this prospectus, we have made only limited use of hedging transactions.

We review credit risk and other risks of loss associated with each potential investment and may diversify our portfolio to avoid undue geographic, insurer, industry and other types of concentrations. Given the fact that we maintain such a large percentage of our assets in high quality or highly rated assets, many of which include an implied guarantee of the federal government as to payment of principal and interest, we believe we have limited exposure to losses from credit risk.

In addition to the strategies described above, we intend to pursue other strategies to grow our earnings and our dividends per share, which may include the following:

•	increasing the size of our balance sheet at a rate faster than the rate of increase in our operating expenses;

•	issuing new stock when market opportunities exist to profitably increase the size of our balance sheet through the use of leverage; and

•	lowering our effective borrowing costs over time by seeking direct funding with collateralized lenders, rather than using financial intermediaries, possibly using commercial paper, medium term note programs, preferred stock and other forms of capital.

Our Executive Officers

Our executive officers are as follows:

Lloyd McAdams.    Mr. McAdams is our Chairman of the Board, President and Chief Executive Officer. Mr. McAdams is also the Chairman of the Board, Chief Investment Officer and co-founder of Pacific Income Advisers and is the President of Syndicated Capital, Inc., a registered broker-dealer. Mr. McAdams also serves as a director of Monterey Mutual Fund. Before joining Pacific Income Advisers, Mr. McAdams was President of Security Pacific Investment Managers, Inc. and served as Senior Vice President of Trust Company of the West.

Mr. McAdams is a Chartered Financial Analyst charterholder, Chartered Investment Counselor and a Certified Employee Benefit Specialist.

Thad M. Brown.    Mr. Brown is our Secretary and Chief Financial Officer. Mr. Brown is also the Chief Operating Officer, Corporate Secretary and Treasurer of Pacific Income Advisers. He began his career with Touche Ross & Co., Certified Public Accountants, and in 1987 associated with Provident Investment Counsel, Pasadena, California becoming its Chief Operating Officer and Senior Vice President where he served in those capacities until 1999. Mr. Brown holds a master’s degree in tax law, is a Certified Public Accountant and received the Personal Financial Specialist designation from the American Institute of Certified Public Accountants.

Joseph E. McAdams.    Mr. McAdams is an Executive Vice President and Director of our company with responsibility for managing our portfolio. Mr. McAdams is also Vice President of Pacific Income Advisers where he serves as Fixed Income Portfolio Manager with a specialty in mortgage securities and is responsible for Pacific Income Advisers’ fixed income trading. Prior to joining Pacific Income Advisers, Mr. McAdams was a mortgage security trader and analyst at Donaldson, Lufkin & Jenrette Securities Corp. in New York. Mr. McAdams is also a Chartered Financial Analyst charterholder.

Heather U. Baines.    Ms. Baines is an Executive Vice President of our company. Ms. Baines is also the President, Chief Executive Officer and co-founder of Pacific Income Advisers. Prior to joining Pacific Income Advisers, Ms. Baines was employed by Security Pacific Investment Managers, Inc., ultimately holding the position of Senior Vice President and Director.

Evangelos Karagiannis.    Mr. Karagiannis is a Vice President of our company with responsibility for managing our portfolio. Mr. Karagiannis is also Vice President of Pacific Income Advisers where he serves as Fixed Income Portfolio Manager with a specialty in mortgage securities and is responsible for Pacific Income Advisers’ quantitative research. Mr. Karagiannis is a Chartered Financial Analyst charterholder and holds a Ph.D. in physics.

Bistra Pashamova.    Ms. Pashamova is a Vice President of our company with responsibility for managing our portfolio. Ms. Pashamova also serves as a Portfolio Manager of Pacific Income Advisers, specializing in mortgage-backed and asset-backed securities. Ms. Pashamova began her career as an investment analyst at Pacific Income Advisers in 1998 and is a Chartered Financial Analyst charterholder.

General Information

We were incorporated on October 20, 1997 under Maryland law. Our office is located at 1299 Ocean Avenue, Suite 250, Santa Monica, California 90401. Our telephone number is (310) 255-4493.

DIVIDEND AND DISTRIBUTION POLICY

We intend to pay dividends and to make such distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed so as to qualify for the tax benefits accorded to a REIT under the Code. Taxable income, if any, not distributed through regular dividends will be distributed annually in a special dividend. Such a special dividend must be declared prior to the timely filing of our tax return for such year and paid not later than the next regular dividend payment date after such declaration. All distributions will be made by us at the discretion of our board of directors and will depend on our earnings, financial condition, maintenance of REIT status and such other factors as our board of directors may deem relevant from time to time.

DESCRIPTION OF THE PLAN

Our 2003 Dividend Reinvestment and Stock Purchase Plan (the “Plan”) is described in the following questions and answers:

1.	Why is the Plan being offered?

The purpose of the Plan is to provide a convenient and economical method for our current stockholders to automatically reinvest all or a portion of their cash dividends in additional shares of our common stock. The Plan also provides our current stockholders and new investors with an economical way to acquire shares of our common stock by directly investing additional cash amounts. In these ways, the Plan is intended to benefit our long-term investors by allowing them to increase their investment in our common stock. The Plan also provides us with a cost-efficient way to raise additional capital through the direct sale of our common stock.

2.	How does the Plan work?

The dividend reinvestment component of the Plan permits our stockholders to designate that all or a portion of their cash dividends on our common stock be invested in additional shares of our common stock. The optional cash purchase component of the Plan permits current stockholders and new investors to purchase shares of our common stock on a monthly basis in amounts, subject to certain exceptions (see Question 16), ranging from $50 to $10,000 or, with our prior approval, in excess of $10,000 (see Question 17). Funds invested pursuant to the Plan are fully invested through the purchase of both whole and fractional shares of our common stock, and proportionate cash dividends on fractional shares of our common stock held in a participant’s account with the Plan Administrator (a “Plan Account”) are used to purchase additional shares under the Plan.

3.	What are the advantages of participating in the Plan?

The Plan provides participants with the opportunity to acquire additional shares of our common stock directly from us without having to pay the trading fees or service charges associated with an independent purchase. If we issue new shares of our common stock to participants in the Plan, we may sell the shares at a discount of up to 5% from the then-applicable three-day average of the market price of our common stock for newly-issued shares, or up to 5% from the prevailing market price for shares acquired in the open market. If the Plan Administrator acquires our shares in the open market for participants in the Plan, we may discount such shares by paying up to 5% of the purchase price for such shares. For shares acquired in the open market, the purchase price includes all trading fees and service charges. In no event, however, will the purchase price of new shares of Common Stock issued by us be less than 95% of the average of the daily high and low sales prices of our Common Stock, as reported on the New York Stock Exchange on the purchase date. Additionally, in no event will the discount paid by us for shares acquired by the plan administrator in the open market, if any, plus any trading fees, commissions or service charges we may pay in connection with such open market purchases, exceed 5% of the purchase price for such shares. You should note also that we are not required to offer shares at a discount or to pay discounts, fees, commissions or service charges. We may change the discount percentage offered at any time or discontinue this feature of the Plan at any time.

The Plan also offers a “share safekeeping” service that allows you to deposit your share certificates with the Plan Administrator and have your share ownership maintained on the Plan Administrator’s records as part of your Plan Account. There is no charge for this service.

4.	What are the disadvantages of participating in the Plan?

Investing in our common stock through the Plan is no different from, and is subject to the same risks as, investing in our common stock directly. This includes the risk that the market price for our common stock may decline. See the section entitled “Risk Factors” below. Neither we nor the Plan Administrator can guarantee that shares of our common stock purchased under the plan will be worth more or less than their purchase price at any particular time.

Amounts contributed to the Plan will not necessarily be invested by the Plan Administrator immediately upon receipt. Likewise, there may be delays in the delivery of moneys to be returned to you under the Plan. The Plan will not pay interest to you on funds held pending investment or pending return to you.

Purchases and sales of our common stock under the Plan will be effected by the Plan Administrator as soon as practicable after it receives investment instructions. Therefore, if you participate in the Plan, you will not be able to control the specific timing of purchases and sales made for you under the Plan. The market price of our common stock may fluctuate between the time an investment instruction is received and the time shares are purchased or sold.

You will not be able to pledge any shares of our common stock held in your Plan Account until a certificate for those shares is issued to you.

If you reinvest your cash dividends, you will be treated as having received dividend income for federal income tax purposes but will not receive a dividend check. There may be other tax-related disadvantages applicable to your participation in the Plan. See Question 33 and the section entitled “Material Federal Income Tax Considerations” below.

There are certain fees that will be charged to you by the Plan Administrator (see Question 27).

5.	Who is eligible to participate?

Anyone is potentially eligible to participate in the Plan. You may participate in the Plan if: (i) you are a “registered holder” of our common stock; that is, your shares are registered in your name on our stock transfer books; (ii) you are a “beneficial owner” of our common stock; that is, your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee); or (iii) you are not presently a stockholder but wish to acquire shares of our common stock. If you are a registered holder, you may participate in the Plan directly. If you are a beneficial owner, you must either become a registered holder by having your shares transferred into your own name or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf (see Question 6).

As a general matter, you cannot participate in the Plan if you (i) are not a U.S. citizen or resident for federal income tax purposes or (ii) own (taking into account the special constructive ownership provisions of U.S. federal income tax law applicable to real estate investment trusts) 9.8% or more of the outstanding shares of our common stock. In addition, you will not be allowed to participate if you live in a jurisdiction that makes it unlawful for us to permit your participation in the Plan. Persons who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such matters as taxes, currency and exchange controls, share registration, foreign investments and related matters. We reserve the right to terminate anyone’s participation in the Plan if we deem it advisable under any applicable laws or regulations. We also reserve the right, in our sole discretion, to exclude anyone from the Plan who fails to comply with the requirements of the Plan, including, but not limited to, those seeking to use the Plan to engage in short-term trading activities that may cause aberrations in the trading volume of our common stock or who use multiple Plan Accounts to circumvent the Plan’s standard $10,000 per month investment maximum.

6.	How do I enroll in the Plan?

If you hold shares of our common stock in your own name, or if you are a new investor, you may enroll in the Plan by obtaining a plan enrollment form by calling the Plan Administrator at (877) 248-6410 and mailing your completed form to the Plan Administrator at American Stock Transfer & Trust Company, Dividend Reinvestment Department, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. Alternatively, you may enroll online through InvestPower, a division of the Plan Administrator, at http://www.investpower.com. If your shares are registered in a name other than your own name (i.e., in the name of a broker, bank or other nominee), then you must either (i) have your shares re-registered in your own name and then enroll as discussed above or (ii) make arrangements with your nominee holder to participate on your behalf. You will need to confirm that your nominee holder is able to accommodate your participation in the Plan.

An eligible person may elect to become a participant in the Plan at any time, subject to our right to modify, suspend, terminate or refuse participation in the Plan. Your plan enrollment appoints the Plan Administrator as your agent for purposes of the Plan and permits it to reinvest dividends on the number of shares you designate and to make cash purchases on your behalf as you direct. You may also specify whether you wish to have your shares held by the Plan Administrator for safekeeping (see Question 21).

If you are enrolling for dividend reinvestment, the Plan Administrator must receive your plan enrollment at least two (2) business days prior to the record date established for a particular dividend in order for you to be eligible for reinvestment of that dividend payment under the Plan (see Question 13). Otherwise, reinvestment of your dividends will begin with the next dividend payment.

If you are enrolling in the Plan by making an optional cash purchase (see Question 9), the Plan Administrator must receive your plan enrollment and investment funds at least two (2) business days before the date such funds are to be invested for a particular month (see Question 13 and Question 17). If your plan enrollment and investment funds are received after that date, they will be held in your Plan Account until the next applicable Small Cash Purchase Investment Date (as defined herein) or Large Cash Purchase Investment Date (as defined herein), as the case may be. If you are not a current stockholder, you must submit your initial investment with your plan enrollment.

7.	Who is the Plan Administrator?

The Plan is being administered by American Stock Transfer & Trust Company. Information on how to contact the Plan Administrator is described in Question 6 and Question 35. The Plan Administrator keeps records, sends statements of account to each participant in the Plan and performs other duties related to the Plan, including the safekeeping of the shares purchased for each participant. The Plan Administrator also acts as the dividend disbursing agent, transfer agent and registrar for our common stock.

8.	How will I keep track of my investments?

The Plan Administrator will send you a transaction notice confirming the details of each Plan transaction you make, including the number of shares purchased and the price paid. You will also receive annual income tax information on Form 1099. These statements are your record of the cost of your purchases and should be retained for income tax and other purposes.

All notices from the Plan Administrator to you will be mailed to your last address of record. However, if your shares are registered in a name other than your own name, communications regarding the Plan will be made through your nominee holder.

9.	What investment options are available under the Plan?

You can purchase shares of our common stock under the Plan through the following investment options:

Dividend Reinvestment.    You can instruct the Plan Administrator to apply the cash dividends paid on all or any portion of the shares of common stock designated by you for reinvestment. In order to participate in the Plan, you do not have to submit the shares of our common stock currently held by you or on your behalf to your Plan Account in order to elect to reinvest the dividends on all or a portion of such shares, although share safekeeping is one of the benefits available under the Plan (see Question 21). Shares of common stock purchased for your Plan Account will be automatically enrolled in the Plan in book-entry form, with the Plan Administrator listed as your nominee, and all dividends paid on these shares will also be reinvested, even if you withdraw the shares from your Plan Account, unless you instruct the Plan Administrator otherwise. Cash dividends paid on shares of our common stock owned by you that are not held in your Plan Account, and for which you do not elect to reinvest dividends, will continue to be paid directly to you.

Optional Cash Purchases.    You can make voluntary cash contributions to your Plan Account at any time, even if you are not currently reinvesting dividends paid to you on our common stock. Payment for these optional cash purchases can be made by check, money order or electronic funds transfer from a pre-designated bank account. The Plan Administrator will use these funds to purchase shares of our common stock on a monthly basis. If you are already a stockholder, the minimum optional cash purchase is $50 per month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. You may not make optional cash purchases of more than $10,000 per month without our prior written approval (see Question 17). Dividends paid on shares of our common stock that are purchased for your Plan Account with voluntary cash contributions will automatically be reinvested in our common stock unless you instruct the Plan Administrator otherwise.

10.	Can I change my investment options?

Yes. You may change your investment options online at any time through InvestPower at http://www.investpower.com or by completing a new plan enrollment and submitting it to the Plan Administrator at least two (2) business days prior to the record date for the next dividend payment.

11.	What is the source of shares purchased by the Plan?

We may either issue new shares of our common stock directly to the Plan or instruct the Plan Administrator to acquire currently outstanding shares in the open market. Open market purchases may be made, at the Plan Administrator’s option, on the New York Stock Exchange or any other securities exchange where our common stock is traded, in the over-the-counter market or in negotiated transactions with third persons.

12.	At what price will shares be acquired?

Shares Acquired Directly from Us.    All shares of our common stock acquired directly from us pursuant to the Plan will be acquired at a discount rate ranging from 0% to 5% from a price equal to the average of the daily high and low sales prices of our common stock for the three trading days prior to and including the applicable Small Cash Purchase Investment Date (as defined in Question 13), computed up to four decimal places, if necessary, as reported on the New York Stock Exchange. In no event, however, will the purchase price be less than 95% of the average of daily high and low sales prices of our Common Stock as reported on the New York Stock Exchange on the applicable Small Cash Purchase Investment Date. This means that if the average of the daily high and low sales prices for the three trading days prior to and including the applicable Small Cash Purchase Investment Date is less than 95% of the average of the high and low sales prices on the Small Cash Purchase Investment Date, your purchase price per share will be equal to 95% of such average on the Small Cash Purchase Investment Date.

Shares Acquired on the Open Market.    All shares of our common stock purchased by the Plan Administrator in the open market will be acquired at a discount rate, which will be paid by us, ranging from 0% to 5% from the prevailing market price. The price deemed to be paid by any participant for shares acquired in the open market on any given day will be the weighted average of the actual prices paid for all shares acquired on that date, computed to four decimal places, if necessary, including all trading fees and service charges. Open market purchases may be made on such terms as to price, delivery and otherwise as the Plan Administrator determines. In no event, however, will the sum of the discount paid by us on open market purchases, if any, plus any trading fees, commissions and service charges we may pay in connection with such purchases exceed 5% of the purchase price.

We are not required to sell shares issued by us at a discount to the Plan or to pay a discount with respect to shares purchased by the Plan Administrator in the open market or to pay fees, commissions or service charges, and the discount rate we offer is subject to change or discontinuance at our discretion and without prior notice to participants in the Plan. The discount rate, if any, will be determined by us from time to time based on a review of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors that we deem to be relevant.

There are special rules for cash purchases of more than $10,000 per month (see Question 17).

13.	When are the shares purchased for the Plan?

We pay dividends on a quarterly basis. If these dividends are used to acquire new shares directly from us, the Plan Administrator will reinvest dividends on the applicable date on which we pay dividends (each a “Dividend Payment Date”). If these dividends are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the applicable Dividend Payment Date. If the dividends are not able to be fully invested within 30 days, they will be distributed in full, without interest, by the Plan Administrator to the stockholders participating in the Plan. Payment of dividends are always announced in advance. You may learn the date of any announced dividend payment by calling the Plan Administrator at (877) 248-6410.

Funds for optional cash purchases may be deposited into your Plan Account at any time. If the funds you deposit during a particular calendar month are $10,000 or less and are used to acquire new shares directly from us, they will be invested on the tenth (10th) day of the month (a “Small Cash Purchase Investment Date”); provided that if those funds are not received at least two (2) business days before the Small Cash Purchase Investment Date for that month, then they will be invested on the Small Cash Purchase Investment Date of the following month. If these funds are used to acquire shares through open market purchases, the Plan Administrator will purchase all shares within 30 days of the applicable Small Cash Purchase Investment Date. If any funds deposited for optional cash purchases are not able to be fully invested within 30 days of the applicable Small Cash Purchase Investment Date, they will be returned in full, without interest, by the Plan Administrator to the applicable stockholders and/or new investors.

There are special rules for cash purchases of more than $10,000 per month (see Question 17).

14.	Will I earn interest on funds in my Plan Account prior to investment or return to me?

No. Interest will not be paid on funds deposited by you in your Plan Account pending investment or return to you.

15.	What are the procedures for cash purchases?

If you are not already a stockholder, you are required under the Plan to make an initial investment of at least $1,000, but not more than $10,000, unless you have received our prior approval for larger purchases (see Question 17). Your initial investment can be made through InvestPower at http://www.investpower.com or by completing a plan enrollment form and submitting it with your check made payable to American Stock Transfer & Trust Company/Anworth (see Question 6).

If you are already a stockholder and have enrolled in the Plan and want to make optional cash purchases, you may send a check to the Plan Administrator for each purchase, or authorize individual or monthly debits from your bank account. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it in the envelope provided. This feature enables you to make ongoing investments in an amount that is comfortable for you. Ongoing optional cash purchases are subject to a minimum investment of $50 per month and a maximum of $10,000 per month, unless you have received our prior approval for larger purchases (see Question 17).

In order for your funds to be invested on a particular Small Cash Purchase Investment Date, they must be received by the Plan Administrator no later than two (2) business days before that Small Cash Purchase Investment Date. No interest will be paid on funds held by the Plan Administrator pending investment.

You may cancel an optional cash purchase of $10,000 or less by advising the Plan Administrator at least two (2) business days before the applicable Small Cash Purchase Investment Date. The Plan Administrator will return the funds from a canceled purchase to you without interest as soon as practical. No refund of a check or money order will be made until the funds have been actually received by the Plan Administrator.

There are special rules for cash purchases of more than $10,000 per month (see Question 17).

16.	What limitations apply to optional cash purchases?

Minimum Investments.    If you are already a stockholder, the minimum cash purchase is $50 per month. If you are using this feature to make your initial investment in our common stock, the minimum cash purchase is $1,000. Cash purchases for less than these minimums will be returned to you without interest, unless we choose to waive these minimum amounts.

Large Cash Purchases.    Cash purchases of more than $10,000 per month (“Large Cash Purchases”) will not be allowed by the Plan Administrator without our prior written approval. Unless you have complied with the procedures described in Question 17, any amount you submit for investment over this limit will be returned to you without interest. For purposes of this limitation, we reserve the right to aggregate all cash purchases from any participant with more than one Plan Account using the same name, address or social security or taxpayer identification number. If you do not supply a social security or taxpayer identification number to the Plan Administrator, your participation may be limited to only one Plan Account. Also for the purpose of this limitation, all Plan Accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. We may grant or withhold our permission to make Large Cash Purchases in our sole discretion. We may grant such request in whole or in part. We may also grant requests for some Large Cash Purchases and deny requests for others even though they are made in the same month.

17.	What are the procedures for a Large Cash Purchase?

Large Cash Purchases may be made by either a participant in the Plan or a new investor only upon our written approval. You must obtain our approval of a request for waiver each calendar month before the beginning of the relevant Pricing Period (as defined herein). To obtain our approval, you must submit a request for waiver form. You may make a request for waiver by contacting the Plan Administrator at (718) 921-8391. Completed request for waiver forms should be submitted to the Plan Administrator via facsimile at (718) 921-8182 no later than two (2) business days prior to the applicable Pricing Period Start Date. See Appendix I to this prospectus. The Plan Administrator will notify you as to whether your request has been granted or denied, either in whole or in part, within two (2) business days of the receipt of your request. If your request is granted in part, the Plan Administrator will advise you of the maximum amount that will be accepted from you as a Large Cash Purchase. If your request is approved, the Plan Administrator must receive the funds for your Large Cash Purchase prior to or on the applicable Pricing Period Start Date provided in Appendix I to this prospectus. If you do not receive a response from us in connection with your request for waiver, you should assume we have denied your request.

If we approve your request to make a Large Cash Purchase in any month, shares will be purchased directly from us. Large Cash Purchases will be made as soon as practicable on or after the “Large Cash Purchase

Investment Date” as set forth in Appendix I. Large Cash Purchases will be made at a price equal to the average of the daily high and low sales prices computed up to four decimal places, if necessary, of our common stock as reported on the New York Stock Exchange for the ten (10) Trading Days (as defined below) immediately preceding the applicable Large Cash Purchase Investment Date. The purchase price per share, in all cases, however, will be at least 95% of the average of the daily high and low sales prices of our Common Stock as reported on the New York Stock Exchange on the Large Cash Purchase Investment Date. A “Trading Day” means a day on which trades in our common stock are reported on the New York Stock Exchange. The period encompassing the first ten (10) Trading Days immediately preceding the next following Large Cash Purchase Investment Date constitutes the relevant “Pricing Period.” The Plan Administrator will apply all optional cash investments for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of common stock as soon as practicable on or after the next following Large Cash Purchase Investment Date.

We may set a minimum purchase price per share (the “Minimum Waiver Price”) for Large Cash Purchases made pursuant to a granted request for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least three (3) business days before the first day of the Pricing Period. We will notify the Plan Administrator of the Minimum Waiver Price, if any, for the relevant Pricing Period. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs, but the Minimum Waiver Price, if any, will be set in our sole discretion. Participants may ascertain whether a Minimum Waiver Price has been set or waived for any given Pricing Period by calling the Plan Administrator at (718) 921-8391 or such other number as we may establish from time to time.

We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sales prices as reported by the New York Stock Exchange for each trading day of that Pricing Period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met or no sales of our common stock are reported for two (2) of the ten (10) trading days in a Pricing Period, then we will base the purchase price upon the remaining eight (8) trading days in which the Minimum Waiver Price was met.

In addition, we will return a pro rata portion of each Large Cash Purchase made pursuant to an approved request for waiver for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common stock are reported on the New York Stock Exchange as soon as reasonably practical after the pricing period, without interest. The returned amount will equal one-tenth (1/10th) of the total amount of that optional cash investment (not just the amount exceeding $10,000) for each trading day that the Minimum Waiver Price is not met or for each trading day in which sales are not reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of our common stock are reported for two (2) of the ten (10) trading days in a Pricing Period, then we will return two-tenths (2/10th or 20%) of the optional cash investment to you without interest after conclusion of the Pricing Period. This does not constitute a discount to the purchase price; however, it does reduce the amount of the offering.

The establishment of the Minimum Waiver Price and the possible return of a portion of the payment applies only to Large Cash Purchases made pursuant to a granted request for waiver. Setting a Minimum Waiver Price for a pricing period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular Pricing Period. Neither Anworth nor the Plan Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. We may alter or amend at our sole discretion these Pricing Periods at any time and from time to time, prior to the commencement of any Pricing Period and prior to the granting of any waiver with respect to such period.

A discount of 0% up to 5% from the purchase price may be offered, in our sole discretion, with respect to a particular investment date to participants on purchases of our common stock through Large Cash Purchases. The maximum discount rate, if any, on Large Cash Purchases may be obtained at least three business days before the first day of the applicable Pricing Period, as provided on Appendix I to this prospectus by calling the Plan Administrator at (718) 921-8391. In no event, however, will the purchase price per share be less than 95% of the average of the daily high and low sales prices of our Common Stock on the applicable Large Cash Purchase Investment Date as reported on the New York Stock Exchange. This means that if the average of the daily high and low sales prices during the Pricing Period is less than 95% of the average of the high and low sales prices on the Large Cash Purchase Investment Date, your purchase price per share will be equal to 95% of such average on the Large Cash Purchase Investment Date.

We are not required to sell shares issued by us at a discount to the Plan or to pay a discount with respect to shares purchased by the Plan Administrator in the open market, and the discount rate we offer is subject to change or discontinuance at our discretion and without prior notice to participants in the Plan. The discount rate, if any, will be determined by us from time to time based on a review of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors that we deem to be relevant.

18.	Does the Plan Administrator credit my shares to a separate account?

Yes. The Plan Administrator will establish a separate Plan Account for you and credit it with those shares that have been purchased for you under the Plan. In addition, the Plan Administrator will credit your Plan Account with those shares that you have delivered to the Plan Administrator for safekeeping (see Question 21). All shares in your Plan Account will be registered in book-entry form in the name of the Plan Administrator or its nominee, but your beneficial ownership will be maintained in your Plan Account. The total number of shares credited to your Plan Account will be shown on each account statement.

In the event that you wish to have any whole shares of our common stock that have been credited to your Plan Account issued in certificated form to you, you may do so by contacting the Plan Administrator and making such request (see Question 20).

Although the Plan Administrator will maintain a separate Plan Account for you, it is authorized to commingle funds in your Plan Account with those of other Plan participants for purposes of making purchases of our common stock.

19.	Are funds held in my Plan Account insured?

No. Funds held in your Plan Account pending investment or return are not treated as a bank deposit or account and are not insured by the FDIC or any other governmental agency or instrumentality.

20.	Will I receive certificates for the shares purchased for me under the Plan?

No. You will not receive certificates for shares purchased for you under the Plan. For your convenience, the Plan Administrator will maintain the shares purchased for your Plan Account in non-certificated, i.e. “book-entry” form. You may, however, request that a stock certificate be issued to you for any or all whole shares of our common stock credited to your Plan Account. No certificates for fractional shares will be issued. Certificates will be issued free of charge. Cash dividends with respect to participating shares represented by certificates issued to you will continue to be automatically reinvested, unless you instruct the Plan Administrator otherwise. Any remaining shares will continue to be credited to your Plan Account. You may request certificates by contacting the Plan Administrator at (877) 248-6410.

21.	What is share safekeeping?

If you hold the certificates for shares of our common stock (whether or not you elect to have dividends on these shares reinvested), you may deposit the certificates with the Plan Administrator for safekeeping in your Plan Account. Share safekeeping protects your shares against loss, theft or accidental destruction and is a convenient way for you to keep track of your shares. There is no fee or other charge for this service. Shares held for safekeeping will be credited to your Plan Account and the certificates for such shares will be canceled. If at a later time you want to withdraw those shares from share safekeeping in your Plan Account, a new certificate for such shares shall be issued to you (see Question 20). Only shares held in safekeeping may be sold through the Plan. The Plan Administrator may maintain shares held for safekeeping in its name or in the name of its nominee. Contact the Plan Administrator at (877) 248-6410 for information on how to submit your share certificates for safekeeping.

22.	May the shares in my Plan Account be sold or transferred?

Yes. You may instruct the Plan Administrator to sell any or all of the whole shares held in your Plan Account at any time. You will not, however, be able to direct the date on which, or the price at which, shares held in your Plan Account may be sold. In the case of a request to sell submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative’s authority to request a sale of the participant’s shares. The Plan Administrator will process sales orders when practicable, normally within 24 hours of receipt. Shares will be sold from your Plan Account at the prevailing market price and the proceeds of sale, less applicable trading fees, transfer taxes and the Plan Administrator’s administrative fee, will be remitted to you or your representative.

In addition, you may transfer the ownership of all or part of the shares in your Plan Account to the Plan Account of another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your Plan Account must be made in whole share amounts. No fractional shares may be transferred unless your entire Plan Account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of stock certificates, including the requirement of a medallion stamp guarantee. Shares that are transferred will be credited in book-entry form to the transferee’s Plan Account. If the transferee does not have a Plan Account, one will be opened for the transferee using the same investment options as your Plan Account, unless you specify differently. The transferee may change the investment options after the transfer has been made. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee’s Plan Account.

23.	May shares in my Plan Account be pledged?

No. You must first request that certificates for shares credited to your Plan Account be issued to you before you can pledge these shares.

24.	Can I vote shares in my Plan Account?

Yes. You will have the right to vote all whole shares held in your Plan Account. Fractional shares may not be voted. Proxies for whole shares held in your Plan Account will be forwarded to you by the Plan Administrator. The Plan Administrator may vote your shares in certain cases if you fail to return a proxy to the Plan Administrator.

25.	May I transfer my right to participate in the Plan?

No. Your right to participate in the Plan is not transferable to any other person apart from a transfer of your shares.

26.	What happens if we issue a stock dividend, declare a stock split or have a rights offering?

Any stock dividends or stock splits distributed by us on shares of our common stock held in your Plan Account will be credited to your Plan Account. In the event we make available to our stockholders rights to purchase additional shares of our common stock or other securities, you will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit you to determine what action you desire to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering.

27.	Is there a cost to participate in the Plan?

The Plan provides participants with the opportunity to acquire additional shares of our common stock directly from us without having to pay the trading fees or service charges associated with an independent purchase. If we issue new shares of our common stock to participants in the Plan, we may sell them at a discount of up to 5% from the current market price of our common stock (or up to 5% from the then-applicable three-day average of the market price of our common stock for certain cash purchases under the Plan). The purchase price per share, in all cases, however, will be at least 95% of the average of the daily high and low sales prices on the purchase date as reported on the New York Stock Exchange. If the Plan Administrator acquires our shares in the open market for participants in the Plan, we may discount such shares by paying up to 5% of the purchase price for such shares. For shares acquired in the open market, the purchase price includes all trading fees and service charges. In no event, however, will the sum of the discount paid by us on open market purchases, if any, plus any trading fees, commissions and service charges we may pay in connection with such purchases exceed 5% of the purchase price. You should note, however, that we are not required to offer shares at a discount or to pay discounts, fees, commissions and service charges. We may change the discount percentage offered at any time or discontinue this feature of the Plan at any time.

We will pay the Plan Administrator’s fees in connection with dividend reinvestments and cash purchases. There are no fees for the share safekeeping service. The financial institution designated by a participant on its plan enrollment may, however, charge a fee for participating in the electronic fund transfer. Further, when shares of our common stock are sold by the Plan Administrator for a participant, the participant will be responsible for any trading fees, expenses, service charges or other expenses incurred pursuant to the sale of such shares of common stock.

The Plan Administrator will charge Plan participants a fee of $20.00 for duplicate account records and $35.00 for insufficient funds or rejected automatic debits.

28.	How and when may I terminate my participation in the Plan?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Plan Administrator. To be effective for a given dividend payment, the Plan Administrator must receive notice before the record date of that dividend. You may provide notice through InvestPower at http://www.investpower.com, by calling the Plan Administrator at (877) 248-6410, or by mailing your request to the Plan Administrator at American Stock Transfer & Trust Company, Dividend Reinvestment Department, P.O. Box 922, Wall Street Station, New York, New York 10269-0560. The Plan Administrator will continue to hold your Plan shares unless you request a certificate for any whole shares and a cash payment for any fractional share. You may also request the sale of all or part of such shares or have the Plan Administrator transfer your shares to your brokerage account or another Plan Account. In the case of a request submitted on behalf of a Plan participant who has died or is an adjudicated incompetent, the request must be accompanied by certified evidence of the representative’s authority to make such a request on behalf of the participant. Shares and cash will be retained in the participant’s Plan Account until the participant’s legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator of the legal representative’s right to receive a distribution of these assets.

29.	May the Plan be changed or discontinued?

Yes. We reserve the right to suspend or terminate the Plan in whole or in part at any time. Notice will be sent to participants of any suspension or termination as soon as practicable after such action by us. Upon termination of the Plan, the Plan Administrator will issue a stock certificate for the total number of whole shares credited to your Plan Account and a cash payment for any fractional share credited to your Plan Account. However, if we terminate the Plan for the purpose of establishing a new plan, you will be automatically enrolled in the new plan and shares credited to your Plan Account will be credited automatically to the new plan unless, prior to the effective date thereof, the Plan Administrator receives notice of termination of your Plan Account.

The Plan may also be amended or supplemented by us at any time, including the period between the dividend record date and the related Dividend Payment Date. Any such amendment may include an appointment by the Plan Administrator of a successor Plan Administrator. Plan participants will be notified of any amendments as soon as practicable. In addition, the Plan Administrator reserves the right to change its administrative procedures for the Plan.

30.	Who interprets and regulates the Plan?

We reserve the right, without notice to Plan participants, to interpret and regulate the Plan as we deem necessary or desirable in connection with our operations. Any such interpretation and regulation shall be conclusive.

31.	What law governs the Plan?

The terms and conditions of the Plan and its operation are governed by the laws of the State of Maryland.

32.	What are our responsibilities and responsibilities of the Plan Administrator under the Plan?

The Plan Administrator has had no responsibility with respect to the preparation or contents of this prospectus. Neither we nor the Plan Administrator, in administering the Plan, shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate any participant’s Plan Account upon such participant’s death or adjudication of incompetence, prior to receipt of notice in writing of such death or adjudication of incompetence, (ii) with respect to the prices at which shares of our common stock are purchased or sold for the participant’s Plan Account and the times such purchases or sales are made or (iii) with respect to any loss or fluctuation in the market value after the purchase of shares.

You should recognize that neither we nor the Plan Administrator can assure a profit or protect against a loss in value of the shares of our common stock that you purchase under the plan.

33.	What are the United States federal income tax consequences of participating in the Plan?

The summary set forth in Questions 33 and 34 below is intended only as a general discussion of the current United States federal income tax consequences of participation in the Plan. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular participant in light of their personal investment circumstances, or certain types of participants (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers or foreign persons) subject to special treatment under the federal income tax laws. This discussion is based on various rulings of the Internal Revenue Service (the “IRS”) regarding several types of dividend reinvestment plans. No ruling, however, has been issued or requested regarding the Plan. Additionally, this discussion is not binding upon, nor considered authority by, the IRS or any court, and no assurance can be provided that the tax treatment discussed below or claimed by any participant in the Plan will not be successfully challenged by the IRS. THEREFORE, YOU ARE STRONGLY ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR IN THIS REGARD. For a discussion of the federal tax consequences of holding stock in a REIT generally, see the section entitled “Material Federal Income Tax Considerations” below.

Dividend Reinvestment.    The reinvestment of dividends does not relieve you of any income tax which may be payable on such dividends. When your dividends are reinvested to acquire shares of common stock (including any fractional share), you will be treated as having received a distribution in the amount of the per share fair market value of our common stock on the Dividend Payment Date (the “Fair Market Value”), multiplied by the number of shares (including any fractional share) purchased plus any trading fees or service charges that we pay on your behalf.

So long as we continue to qualify as a REIT under the Code, the distribution will be taxable under the provisions of the Code applicable to REITs and their stockholders, pursuant to which (i) distributions will be taxable to stockholders as ordinary income to the extent of our current or accumulated earnings and profits, (ii) distributions which are designated as capital gain distributions by us will be taxed as long-term capital gains to stockholders to the extent they do not exceed our net capital gain for the taxable year, (iii) distributions which are not designated as capital gains distributions and which are in excess of our current or accumulated earnings and profits will be treated as a tax-free return of capital to the stockholders and reduce the adjusted tax basis of a stockholder’s shares (but not below zero) and (iv) such distributions in excess of a stockholder’s adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares.

You should be aware that, because shares of our common stock purchased with reinvested dividends may be purchased at a discount and because we may pay a portion of the purchase price, trading fees or service charges on your behalf, the taxable income received by you as a participant in the Plan may be greater than the taxable income that would have resulted from the receipt of the dividend in cash.

The Plan Administrator will report to you for tax purposes the dividends to be credited to your account as well as any discounts or trading fees or service charges incurred by us. Such information will also be furnished to the IRS to the extent required by law.

Cash Purchases.    The IRS has privately ruled that stockholders who participate in the cash purchases under a stock purchase and dividend reinvestment plan of a REIT will not be treated as receiving a dividend equal to the discount unless such stockholders also participate in the reinvestment of dividends under such plan. Private letter rulings are not precedent and may not be relied upon by any taxpayer other than those to whom the ruling is addressed. Nevertheless, such rulings often reflect the current thinking of the IRS. Therefore, the tax treatment of a purchase of shares under the Plan with an initial cash purchase by a prospective investor or a cash purchase by an existing stockholder may differ depending on whether you are participating in the dividend reinvestment feature of the Plan. If you are not participating in the dividend reinvestment feature of the Plan, you may not be treated for federal income tax purposes as having received a distribution from us upon the purchase of shares with a cash purchase. In that case, your tax basis in the shares purchased will equal the purchase price for such shares.

On the other hand, if you participate in the dividend reinvestment feature of the Plan, you may be treated for federal income tax purposes as having received a distribution from us upon the purchase of shares with a cash purchase in an amount equal to the excess, if any, of (i) the per share Fair Market Value of the shares multiplied by the number of shares (including any fractional share) purchased, plus any trading fees or service charges that we pay on your behalf, over (ii) the purchase price of such shares, taking into account any discount. If you participate in the dividend reinvestment feature of the Plan, you will receive a tax basis in shares acquired with a cash purchase equal to the purchase price you paid for the shares plus the amount of dividend income you recognized as a result of any discounted purchase.

The holding period for shares (including a fractional share) acquired under the Plan generally will begin on the day after the shares were acquired. In the case of participants whose dividends are subject to U.S. backup withholding (see below), the Plan Administrator will reinvest dividends less the amount of tax required to be withheld.

Receipt of Share Certificates and Cash.    You will not realize any further taxable income when you receive certificates for shares of our common stock credited to your Plan Account (see Question 20). Any cash received for a fractional share held in your Plan Account will be treated as an amount realized on the sale of the fractional share. You therefore will recognize gain or loss equal to any difference between the amount of cash received for a fractional share and your tax basis in the fractional share.

34.	What are the effects of the United States federal income tax withholding provisions?

We or the Plan Administrator may be required to withhold on all dividend payments to a stockholder if (i) such stockholder has failed to furnish his or her taxpayer identification number, which for an individual is his or her social security number, (ii) the IRS has notified us that the stockholder has failed to properly report interest or dividends or (iii) the stockholder has failed to certify, under penalties of perjury, that he or she is not subject to back-up withholding. In the case of a stockholder who is subject to back-up withholding tax on dividends under the Plan, the amount of the tax to be withheld will be deducted from the amount of the cash dividend and only the reduced amount will be reinvested in Plan shares.

35.	How do I get more information?

Enrollment, requests for purchases or sales of shares and other transactions or services offered by the Plan should be directed to the Plan Administrator through InvestPower, a division of the Plan Administrator, at http://www.investpower.com, in writing to American Stock Transfer & Trust Company, Dividend Reinvestment Department, P.O. Box 922, Wall Street Station, New York, New York 10269-0560, or by calling (877) 248-6410, 8:00 a.m. to 7:00 p.m., Eastern Time, Monday through Thursday, or 8:00 a.m. to 5:00 p.m., Eastern Time, Fridays. If your shares are not held in your name, contact your brokerage firm, bank, or other nominee for more information. They can contact the Plan Administrator directly for instructions on how to participate on your behalf.

RISK FACTORS

An investment in our stock involves a number of risks. Before making a decision to purchase our securities, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our securities could decline significantly and you may lose all or part of your investment.

Risks Related To Our Business

Interest rate mismatches between our adjustable-rate mortgage-backed securities and our borrowings used to fund our purchases of the assets may reduce our income during periods of changing interest rates.

We fund most of our acquisitions of adjustable-rate mortgage-backed securities with borrowings that have interest rates based on indices and repricing terms similar to, but of shorter maturities than, the interest rate indices and repricing terms of our mortgage-backed securities. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

Most of the mortgage-backed securities we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in a short-term interest rate index. Therefore, in most cases the interest rate indices and repricing terms of the mortgage-backed securities that we acquire and their funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these mismatches could reduce our net income, dividend yield and the market price of our stock.

The interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate mortgage-backed securities. For example, on September 30, 2003, our adjustable-rate mortgage-backed securities had a weighted average term to next rate adjustment of approximately 21 months, while our borrowings had a weighted average term to next rate adjustment of 276 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate mortgage-backed securities.

We may experience reduced net interest income from holding fixed-rate investments during periods of rising interest rates.

We generally fund our acquisition of fixed-rate mortgage-backed securities with short-term borrowings. During periods of rising interest rates, our costs associated with borrowings used to fund acquisition of fixed-rate assets are subject to increases while the income we earn from these assets remains substantially fixed. This reduces or could eliminate the net interest spread between the fixed-rate mortgage-backed securities that we purchase and our borrowings used to purchase them, which could lower our net interest income or cause us to suffer a loss. On September 30, 2003, 10.9% of our mortgage-backed securities were fixed-rate securities.

Increased levels of prepayments from mortgage-backed securities may decrease our net interest income.

Pools of mortgage loans underlie the mortgage-backed securities that we acquire. We generally receive payments from principal payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans faster than expected, this results in prepayments that are faster than expected on the mortgage-backed securities. Faster than expected prepayments could adversely affect our profitability, including in the following ways:

•

We usually purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we pay a premium over the par value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we expense the premium that was prepaid at the time of the prepayment. On September 30, 2003, approximately 99.9% of our mortgage-backed securities were acquired at a premium.

•	We anticipate that a substantial portion of our adjustable-rate mortgage-backed securities may bear interest rates that are lower than their fully indexed rates, which are equivalent to the applicable index rate plus a margin. If an adjustable-rate mortgage-backed security is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we will have held that mortgage-backed security while it was less profitable and lost the opportunity to receive interest at the fully indexed rate over the remainder of its expected life.

•	If we are unable to acquire new mortgage-backed securities similar to the prepaid mortgage-backed securities, our financial condition, results of operation and cash flow would suffer.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

We may incur increased borrowing costs related to repurchase agreements and that would adversely affect our profitability.

Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, that would adversely affect our profitability.

Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

•	the movement of interest rates;

•	the availability of financing in the market; and

•	the value and liquidity of our mortgage-backed securities.

Interest rate caps on our adjustable-rate mortgage-backed securities may reduce our income or cause us to suffer a loss during periods of rising interest rates.

Our adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps would limit the interest rates on our adjustable-rate mortgage-backed securities. This problem is magnified for our adjustable-rate mortgage-backed securities that are not fully indexed. Further, some adjustable-rate mortgage-backed securities may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we could receive less cash income on adjustable-rate mortgage-backed securities than we need to pay interest on our related borrowings. These factors could lower our net interest income or cause us to suffer a loss during periods of rising interest rates. On September 30, 2003, approximately 89% of our mortgage-backed securities were adjustable-rate securities.

Our leveraging strategy increases the risks of our operations.

We generally borrow between eight and twelve times the amount of our equity, although our borrowings may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our mortgage-backed securities. Use of leverage can enhance our investment returns. Leverage, however, also increases risks. In the following ways, the use of leverage increases our risk of loss and may reduce our net income by increasing the risks associated with other risk factors, including a decline in the market value of our mortgage-backed securities or a default of a mortgage-related asset:

•	The use of leverage increases our risk of loss resulting from various factors including rising interest rates, increased interest rate volatility, downturns in the economy and reductions in the availability of financing or deteriorations in the conditions of any of our mortgage-related assets.

•	A majority of our borrowings are secured by our mortgage-backed securities, generally under repurchase agreements. A decline in the market value of the mortgage-backed securities used to secure these debt obligations could limit our ability to borrow or result in lenders requiring us to pledge additional collateral to secure our borrowings. In that situation, we could be required to sell mortgage-backed securities under adverse market conditions in order to obtain the additional collateral required by the lender. If these sales are made at prices lower than the carrying value of the mortgage-backed securities, we would experience losses.

•	A default of a mortgage-related asset that constitutes collateral for a loan could also result in an involuntary liquidation of the mortgage-related asset. This would result in a loss to us of the difference between the value of the mortgage-related asset upon liquidation and the amount borrowed against the mortgage-related asset.

•	To the extent we are compelled to liquidate qualified REIT assets to repay debts, our compliance with the REIT rules regarding our assets and our sources of income could be negatively affected, which would jeopardize our status as a REIT. Losing our REIT status would cause us to lose tax advantages applicable to REITs and may decrease our overall profitability and distributions to our stockholders.

We have not extensively used derivatives to mitigate our interest rate and prepayment risks and this leaves us exposed to certain risks.

Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us reduce our interest rate and prepayment risks described above. We have made only limited use of these types of instruments. We have determined that, generally, the costs of these transactions outweigh their benefits. This strategy saves us the additional costs of such hedging transactions, but it leaves us exposed to the types of risks that such hedging transactions would be designed to reduce. If we decide to enter into derivative transactions in the future, these transactions may mitigate our interest rate and prepayment risks but cannot eliminate these risks. Additionally, the use of derivative transactions could have a negative impact on our earnings.

An increase in interest rates may adversely affect our book value.

Increases in interest rates may negatively affect the market value of our mortgage-related assets. Our fixed-rate securities are generally more negatively affected by these increases. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our mortgage-related assets. Losses on securities classified as available for sale which are determined by management to be other than temporary in nature are reclassified from accumulated other comprehensive income to current operations.

We may invest in leveraged mortgage derivative securities that generally experience greater volatility in market prices, thus exposing us to greater risk with respect to their rate of return.

We may acquire leveraged mortgage derivative securities that may expose us to a high level of interest rate risk. The characteristics of leveraged mortgage derivative securities result in greater volatility in their market prices. Thus, acquisition of leveraged mortgage derivative securities would expose us to the risk of greater price volatility in our portfolio and that could adversely affect our net income and overall profitability.

We depend on borrowings to purchase mortgage-related assets and reach our desired amount of leverage. If we fail to obtain or renew sufficient funding on favorable terms, we will be limited in our ability to acquire mortgage-related assets and our earnings and profitability would decline.

We depend on short-term borrowings to fund acquisitions of mortgage-related assets and reach our desired amount of leverage. Accordingly, our ability to achieve our investment and leverage objectives depends on our ability to borrow money in sufficient amounts and on favorable terms. In addition, we must be able to renew or replace our maturing short-term borrowings on a continuous basis. Moreover, we depend on a few lenders to provide the primary credit facilities for our purchases of mortgage-related assets.

If we cannot renew or replace maturing borrowings, we may have to sell our mortgage-related assets under adverse market conditions and may incur permanent capital losses as a result. Any number of these factors in combination may cause difficulties for us, including a possible liquidation of a major portion of our portfolio at disadvantageous prices with consequent losses, which may render us insolvent.

Possible market developments could cause our lenders to require us to pledge additional assets as collateral. If our assets are insufficient to meet the collateral requirements, then we may be compelled to liquidate particular assets at an inopportune time.

Possible market developments, including a sharp rise in interest rates, a change in prepayment rates or increasing market concern about the value or liquidity of one or more types of mortgage-related assets in which our portfolio is concentrated, may reduce the market value of our portfolio, which may cause our lenders to require additional collateral. This requirement for additional collateral may compel us to liquidate our assets at a disadvantageous time, thus adversely affecting our operating results and net profitability.

Our use of repurchase agreements to borrow funds may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

Our borrowings under repurchase agreements may qualify for special treatment under the bankruptcy code, giving our lenders the ability to avoid the automatic stay provisions of the bankruptcy code and to take possession of and liquidate our collateral under the repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the bankruptcy code may make it difficult for us to recover our pledged assets in the event that a lender files for bankruptcy. Thus, the use of repurchase agreements exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

Because assets we acquire may experience periods of illiquidity, we may lose profits or be prevented from earning capital gains if we cannot sell mortgage-related assets at an opportune time.

We bear the risk of being unable to dispose of our mortgage-related assets at advantageous times or in a timely manner because mortgage-related assets generally experience periods of illiquidity. The lack of liquidity may result from the absence of a willing buyer or an established market for these assets, as well as legal or contractual restrictions on resale. As a result, the illiquidity of mortgage-related assets may cause us to lose profits or the ability to earn capital gains.

We depend on our key personnel and the loss of any of our key personnel could severely and detrimentally affect our operations.

We depend on the diligence, experience and skill of our officers and other employees for the selection, structuring and monitoring of our mortgage-related assets and associated borrowings. Our key officers include Lloyd McAdams, President, Chairman and Chief Executive Officer, Joseph McAdams, Chief Investment Officer, Executive Vice President and Director, Thad Brown, Chief Financial Officer, Evangelos Karagiannis, Vice President, and Bistra Pashamova, Vice President. Our dependence on our key personnel is heightened by the fact that we have a relatively small number of employees, and the loss of any key person could harm our entire business, financial condition, cash flow and results of operations. In particular, the loss of the services of Lloyd McAdams or Joseph McAdams could seriously harm our business.

Our officers devote a portion of their time to another company in capacities that could create conflicts of interest that may adversely affect our investment opportunities; this lack of a full-time commitment could also adversely affect our operating results.

Lloyd McAdams, Joseph McAdams, Evangelos Karagiannis, Bistra Pashamova and others are involved in investing both our assets and approximately $4 billion in mortgage-backed securities and other fixed income assets for institutional clients and individual investors through Pacific Income Advisers, Inc., or PIA. A trust controlled by Lloyd McAdams and Heather U. Baines is the principal stockholder of PIA. These multiple responsibilities may create conflicts of interest if these officers are presented with opportunities that may benefit both us and the clients of PIA. These officers allocate investments among our portfolio and the clients of PIA by determining the entity or account for which the investment is most suitable. In making this determination, these officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate. These officers, however, have no obligation to make any specific investment opportunities available to us and the above mentioned conflicts of interest may result in decisions or allocations of securities that are not in our best interests.

Each of our officers is also an officer and employee of PIA and devotes a portion of their time to PIA. In addition, several of our officers are officers and managers of BT Management Company, L.L.C., the company that will manage the day-to-day operations of Belvedere Trust Mortgage Corporation, our newly formed mortgage loan subsidiary, and Lloyd McAdams, our Chairman and Chief Executive Officer, is also an owner and officer of Syndicated Capital, a registered broker-dealer. Our officers service to PIA, BT Management Company, L.L.C. and Syndicated Capital allow them to spend only part of their time and effort managing our company as they are required to devote a portion of their time and effort to the management of other companies and this may adversely affect our overall management and operating results.

Our board of directors may change our operating policies and strategies without prior notice or stockholder approval and such changes could harm our business, results of operation and stock price.

Our board of directors can modify or waive our current operating policies and our strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies may have on our business, operating results and stock price, however, the effects may be adverse.

Our incentive compensation plan may create an incentive to increase the risk of our mortgage portfolio in an attempt to increase compensation.

In addition to their base salaries, management and key employees are eligible to earn incentive compensation for each fiscal year pursuant to our incentive compensation plan. Under the plan, the aggregate amount of compensation that may be earned by all employees equals a percentage of taxable net income, before incentive compensation, in excess of the amount that would produce an annualized return on average net worth equal to the ten-year US Treasury Rate plus 1%. In any fiscal quarter in which our taxable net income is an amount less than the amount necessary to earn this threshold return, we calculate negative incentive compensation for that fiscal quarter which will be carried forward and will offset future incentive compensation earned under the plan, but only with respect to those participants who were participants during the fiscal quarter(s) in which negative incentive compensation was generated. Although negative incentive compensation is used to offset future incentive compensation, as our management evaluates different mortgage-backed securities for our investment, there is a risk that management will cause us to assume more risk than is prudent.

Competition may prevent us from acquiring mortgage-related assets at favorable yields and that would negatively impact our profitability.

Our net income largely depends on our ability to acquire mortgage-related assets at favorable spreads over our borrowing costs. In acquiring mortgage-related assets, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-related assets, many of which have greater financial resources than us. As a result, we may not in the future be able to acquire sufficient mortgage-related assets at favorable spreads over our borrowing costs. If that occurs, our profitability will be harmed.

Our investment policy involves risks associated with the credit quality of our investments. If the credit quality of our investments declines or if there are defaults on the investments we make, our profitability may decline and we may suffer losses.

Our mortgage-backed securities have primarily been agency certificates that, although not rated, carry an implied “AAA” rating. Agency certificates are mortgage-backed securities where either Freddie Mac or Fannie Mae guarantees payments of principal or interest on the certificates. Freddie Mac and Fannie Mae are government-sponsored enterprises and securities guaranteed by these entities are not guaranteed by the United States government. Our capital investment policy, however, provides us with the ability to acquire a material amount of lower credit quality mortgage-backed securities. If we acquire mortgage-backed securities of lower credit quality, our profitability may decline and we may incur losses if there are defaults on the mortgages backing those securities or if the rating agencies downgrade the credit quality of those securities or the securities of Fannie Mae and Freddie Mac.

We have not previously engaged in the business of acquiring and securitizing whole mortgage loans and we may not be successful.

We recently formed a new subsidiary called Belvedere Trust Mortgage Corporation, or Belvedere Trust, to engage in the business of acquiring and securitizing whole mortgage loans. Although we hired a management team that we believe has appropriate experience managing the acquisition and securitization of whole loans, we have never engaged in this particular business and we may not be successful. The acquisition of whole loans and the securitization process are inherently complex and involve risks related to the types of mortgages we seek to acquire, interest rate changes, funding sources, delinquency rates, borrower bankruptcies and other factors that we may not be able to manage. Our failure to manage these and other risks could have a material adverse affect on our business and results of operations.

Belvedere Trust’s investment strategy of acquiring, accumulating and securitizing loans involves credit risk.

While Belvedere Trust intends to securitize the loans that it acquires into high quality assets in order to achieve better financing rates and to improve its access to financing, it bears the risk of loss on any loans that its acquires or originates and which it subsequently securitizes. Belvedere Trust will acquire loans that are not credit enhanced and that do not have the backing of Fannie Mae or Freddie Mac. Accordingly, it will be subject to risks of borrower default, bankruptcy and special hazard losses (such as those occurring from earthquakes) with respect to those loans to the extent that there is any deficiency between the value of the mortgage collateral and insurance and the principal amount of the loan. In the event of a default on any such loans that it holds, Belvedere

Trust would bear the loss of principal between the value of the mortgaged property and the outstanding indebtedness, as well as the loss of interest.

Belvedere Trust will require a significant amount of cash, and if it is not available, the business and financial performance of Belvedere Trust will be significantly harmed.

Belvedere Trust will require substantial cash to fund its loan acquisitions, to pay its loan acquisition expenses and to hold its loans pending sale or securitization. Belvedere Trust will also need cash to meet its working capital and other needs. Pending sale or securitization of a pool of mortgage loans, Belvedere Trust will acquire mortgage loans that it expects to finance through borrowings from warehouse lines of credit and repurchase facilities. It is possible that Belvedere Trust’s future warehouse lenders could experience changes in their ability to advance funds to Belvedere Trust, independent of the performance of Belvedere Trust or its loans. We anticipate that Belvedere Trust’s repurchase facilities will be dependent on the ability of counter-parties to re-sell Belvedere Trust’s obligations to third parties. If there is a disruption of the repurchase market generally, or if one of Belvedere Trust’s counter-parties is itself unable to access the repurchase market, Belvedere Trust’s access to this source of liquidity could be adversely affected. Cash could also be required to meet margin calls under the terms of Belvedere Trust’s borrowings in the event that there is a decline in the market value of the loans that collateralize its debt, the terms of short-term debt become less attractive, or for other reasons. Any of these events would have a material adverse affect on Belvedere Trust.

For some period of time, Belvedere Trust will use the net proceeds of our investment in Belvedere Trust to meet its operating expenses as it acquires new loans for its portfolio. If Belvedere Trust has fully invested all of the net proceeds of our investment in it prior to the point at which Belvedere Trust generates sufficient cash for it to fund its operations, if it ever does, then Belvedere Trust will need to either restructure the securities supporting its portfolio, require additional capital from us or third parties or, if it is unable to sell additional securities on reasonable terms or at all, it will need to either reduce its acquisition business or sell a higher portion of its loans. In the event that Belvedere Trust’s liquidity needs exceed its access to liquidity, it may need to sell assets at an inopportune time, thus reducing its earnings. Adverse cash flow could threaten Belvedere Trust’s ability to satisfy the income and asset tests necessary to maintain its status as a REIT or its solvency.

The use of securitizations with over-collateralization requirements may have a negative impact on Belvedere Trust’s cash flow.

Belvedere Trust expects that its securitizations will restrict its cash flow if the loan delinquencies exceed certain levels. The terms of the securitization will generally provide that, if certain delinquencies and/or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analysis of the characteristics of the loans pledged to collateralize the securities, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict Belvedere Trust’s ability to receive net interest income from a securitization transaction. We cannot assure you that the performance tests will be satisfied. Nor can we assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future securitizations, the actual terms of the delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net excess income to Belvedere Trust. Failure to obtain the terms on a favorable basis may materially and adversely affect the availability of net excess income to Belvedere Trust.

The success of Belvedere Trust’s loan business will depend upon its ability to ensure that loans to be held in its securitizations are serviced effectively.

The success of Belvedere Trust’s mortgage loan business will depend to a great degree upon its ability to ensure that its loans held for securitization are serviced effectively. In general, it is the intention of Belvedere Trust to acquire loans “servicing retained”, where the loans will be serviced by the originating or selling institution. Belvedere Trust has no experience servicing a portfolio of loans. If Belvedere Trust is required to purchase the servicing of a loan portfolio in order to acquire a portfolio with desirable attributes, Belvedere Trust will be required to implement a servicing function or contract with a third party to service the loans in order for Belvedere Trust to implement its strategy. We cannot assure you that Belvedere Trust will be able to service the loans or effectively supervise a sub-servicing relationship according to industry standards. Failure to service the loans properly will harm Belvedere Trust’s business and operating results. Prior to either building the servicing capabilities that Belvedere Trust may require or acquiring an existing servicing operation that has such capabilities, if ever, Belvedere Trust anticipates contracting with an experienced servicer of non-conforming loans to “sub-service” its loans. The fees paid to a subservicer will reduce to a certain extent the revenue Belvedere Trust is able to retain from its loans, and its net interest income will be reduced by and at risk, depending on the effectiveness of the servicing company.

If actual prepayments or defaults with respect to mortgages serviced occurs more quickly than originally assumed, the value of Belvedere Trust’s mortgage servicing rights would be subject to downward adjustment.

When Belvedere Trust purchases mortgages that include the associated servicing rights, the allocated cost of the servicing rights will be reflected on its financial statements as mortgage servicing rights. To determine the fair value of these servicing rights, Belvedere Trust will use assumptions to estimate future net servicing income including projected discount rates, mortgage loan prepayments and credit losses. If actual prepayments or defaults with respect to loans serviced occur more quickly than Belvedere Trust originally assumed, Belvedere Trust would have to reduce the carrying value of its mortgage servicing rights. Belvedere Trust does not know if its assumptions will prove correct.

Belvedere Trust will be externally managed and this may diminish or eliminate our return on our investment in this line of business.

Belvedere Trust will be externally managed pursuant to a management agreement between Belvedere Trust and BT Management Company, L.L.C., or BT Management. Although we own 50% of BT Management, it is also owned 27.5% by Claus Lund, the Chief Executive Officer of Belvedere Trust, 17.5% by Russell J. Thompson, the Chief Financial Officer of Belvedere Trust and 5% by Lloyd McAdams, our Chairman and Chief Executive Officer. Our ability to generate profits from our ownership of Belvedere Trust, if any, could be greatly diminished due to the fact that we will be required to pay a base management fee to BT Management and we may also be required to pay an incentive fee. An externally managed structure may not optimize our interest in Belvedere Trust and, if we are unable to properly manage fixed costs at Belvedere Trust could, when combined with the base management fee, result in losses at Belvedere Trust.

Our Chairman has an ownership interest in BT Management that creates potential conflicts of interest.

Mr. McAdams, our Chairman and Chief Executive Officer, has a direct ownership interest in BT Management that creates potential conflicts of interest. Mr. McAdams is Chairman of the Board and Chief Executive Officer and a member of the Board of Managers of BT Management and owns an equity interest in BT Management. Under the management agreement between Belvedere Trust and BT Management, BT Management is entitled to earn certain incentive compensation based on the level of Belvedere Trust’s annualized net income. In evaluating mortgage assets for investment and with respect to other management strategies, an undue emphasis on the maximization of income at the expense of other criteria could result in increased risk to the value of our portfolio.

Risks Related to REIT Compliance and Other Matters

If we are disqualified as a REIT, we will be subject to tax as a regular corporation and face substantial tax liability.

We believe that since our initial public offering in 1998 we have operated so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the Code), and we intend to continue to meet the requirements for taxation as a REIT. Nevertheless, we may not remain qualified as a REIT in the future. Qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. For example. if Belvedere Trust fails to qualify as a REIT, we could lose our REIT status under certain circumstances. Furthermore, Congress or the IRS might change tax laws or regulations and the courts might issue new rulings, in each case potentially having retroactive effect that could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

•	we would be taxed as a regular domestic corporation, which, among other things, means being unable to deduct distributions to stockholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

•	any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders; and

•	unless we were entitled to relief under applicable statutory provisions, we would be disqualified from treatment as a REIT for the subsequent four taxable years following the year during which we lost our qualification, and thus, our cash available for distribution to stockholders would be reduced for each of the years during which we do not qualify as a REIT.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature and diversification of our mortgage-backed securities and other assets, including our stock in Belvedere Trust, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Code may substantially limit our ability to hedge mortgage-backed securities and related borrowings by requiring us to limit our income in each year from qualified hedges, together with any other income not generated from qualified REIT real estate assets, to less than 25% of our gross income. In addition, we must limit our aggregate income from hedging and services from all sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, although we do not currently engage in hedging transactions, we may in the future have to limit our use of advantageous hedging techniques. This could result in greater risks associated with changes in interest rates than we would otherwise want to incur. If we were to violate the 25% or 5% limitations, we may have to pay a penalty tax equal to the amount of income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% and 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets can consist of the securities of any one issuer. The 5% and 10% limitations described above will apply to our investment in Belvedere Trust unless Belvedere Trust is a qualified REIT subsidiary of ours (i.e., we own 100% of Belvedere Trust’s outstanding stock), Belvedere Trust is a qualified REIT, or Belvedere Trust is a taxable REIT subsidiary of ours. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to stockholders.

As a REIT, we must distribute 90% of our annual taxable income (subject to certain adjustments) to our stockholders. From time to time, we may generate taxable income greater than our net income for financial reporting purposes from, among other things, amortization of capitalized purchase premiums, or our taxable income may be greater than our cash flow available for distribution to stockholders. For example, our taxable income would exceed our net income for financial reporting purposes to the extent that compensation paid to our chief executive officer and our other four highest paid officers exceeds $1,000,000 for any such officer for any calendar year under Section 162(m) of the tax code. Since payments under our 2002 Incentive Compensation Plan do not qualify as performance-based compensation under Section 162(m), a portion of the payments made under such plan to certain of such officers would not be deductible for federal income tax purposes under such circumstances. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the tax code. Thus, we could be required to borrow funds, sell a portion of our mortgage-backed securities at disadvantageous prices or find another alternative source of funds. These alternatives could increase our costs or reduce our equity.

If Belvedere Trust fails to qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we may lose our REIT status.

As long as we own 100% of Belvedere Trust’s outstanding stock, Belvedere Trust will be treated as a qualified REIT subsidiary for federal income tax purposes. As such, for federal income tax purposes, we will not be treated as owning stock in Belvedere Trust and Belvedere Trust’s assets, liabilities and income will generally be treated as our assets, liabilities and income for purposes of the REIT qualification tests described below under “Material Federal Income Tax Considerations.” If, however, we do not own 100% of Belvedere Trust’s outstanding stock, and Belvedere Trust does not qualify as a REIT or a taxable REIT subsidiary, we will lose our REIT status if, at the end of any calendar quarter, the value of our Belvedere Trust securities exceeds 5% of the value of our total assets or we own more than 10% of the value or voting power of Belvedere Trust’s outstanding securities. If we fail to satisfy the 5% test or the 10% test at the end of any calendar quarter, a 30-day “cure” period may apply following the close of the quarter. If we make an election to treat Belvedere Trust as a taxable REIT subsidiary, the total value of any securities we own in Belvedere Trust and all of our other taxable REIT subsidiaries, if any, may not exceed 20% of the value of our total assets at the end of any calendar quarter. Since Belvedere Trust intends that it will elect to be taxed as a REIT, however, we do not intend to make a taxable REIT subsidiary election for Belvedere Trust

If Belvedere Trust fails to qualify as a REIT, Belvedere Trust will be subject to corporate income taxes on its taxable income, which will reduce the amount available for distribution to us.

Belvedere Trust was formed as a qualified REIT subsidiary and intends that it will meet the requirements for taxation as a REIT in 2004 and make an election to be taxed as a REIT beginning with its taxable year ending December 31, 2004. Although Belvedere Trust expects to operate in a manner to permit it to qualify as a REIT in 2004 and continue to maintain such qualification, the actual results of Belvedere Trust’s operations for any particular taxable year may not satisfy these requirements. If Belvedere Trust fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, Belvedere Trust will be required to pay tax on Belvedere Trust’s taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to us in any year in which Belvedere Trust fails to qualify as a REIT will not be deductible by Belvedere Trust. As a result, we anticipate that Belvedere Trust’s failure to qualify as a REIT would reduce the cash available for distribution to us. Unless entitled to relief under specific statutory provisions, if Belvedere Trust fails to maintain its REIT status, Belvedere Trust will also be disqualified from taxation as a REIT for the four taxable years following the year in which it loses its qualification.

Failure to maintain an exemption from the Investment Company Act would adversely affect our results of operations.

We believe that we conduct our business in a manner that allows us to avoid being regulated as an investment company under the Investment Company Act of 1940, as amended. If we fail to continue to qualify for an exemption from registration as an investment company, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as planned. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Under the SEC’s current interpretation, qualification for this exemption generally requires us to maintain at least 55% of our assets directly in qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and thus may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the Investment Company Act. In meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool for which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities under potentially adverse market conditions. Further, in order to maintain our exemption from registration as an investment company, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption.

Additional Risk Factors

We may not be able to use the money we raise to acquire investments at favorable prices.

We intend to seek to raise additional capital from time to time if we determine that it is in our best interests and the best interests of our stockholders, including through public offerings of our stock. The net proceeds of any offering could represent a significant increase in our equity. Depending on the amount of leverage that we use, the full investment of the net proceeds of any offering might result in a substantial increase in our total assets. There can be no assurance that we will be able to invest all of such additional funds in mortgage-backed securities at favorable prices. We may not be able to acquire enough mortgage-backed securities to become fully invested after an offering, or we may have to pay more for mortgage-backed securities than we have historically. In either case, the return that we earn on stockholders’ equity may be reduced.

We have not established a minimum dividend payment level and there are no assurances of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Code. We have not established a minimum dividend payment level and our ability to pay dividends may be adversely affected by the risk factors described in this registration statement. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.

If we raise additional capital, our earnings per share and dividends per share may decline since we may not be able to invest all of the new capital during the quarter in which additional shares are sold and possibly the entire following calendar quarter.

We may incur excess inclusion income that would increase the tax liability of our stockholders.

In general, dividend income that a tax-exempt entity receives from us should not constitute unrelated business taxable income as defined in Section 512 of the Code. If we realize excess inclusion income and allocate it to stockholders, this income cannot be offset by net operating losses. If the stockholder was a tax-exempt entity, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder was foreign, then it would be subject to federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty.

Excess inclusion income could result if we or Belvedere Trust held a residual interest in a REMIC. Excess inclusion income also would be generated if we or Belvedere Trust were to issue debt obligations with two or more maturities and the terms of the payments on these obligations bore a relationship to the payments that we received on our mortgage-backed securities securing those debt obligations. We generally structure our borrowing arrangements in a manner designed to avoid generating significant amounts of excess inclusion income. We do, however, enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. The IRS may determine that these borrowings give rise to excess inclusion income that should be allocated among stockholders. Furthermore, some types of tax-exempt entities, including, without limitation, voluntary employee benefit associations and entities that have borrowed funds to acquire their shares of our common stock, may be required to treat a portion of or all of the dividends they may receive from us as unrelated business taxable income. We also invest in equity securities of other REITs. If we were to receive excess inclusion income from another REIT, we may be required to distribute the excess inclusion income to our stockholders, which may result in the recognition of unrelated business taxable income.

Our charter does not permit ownership of over 9.8% of our common or preferred stock and attempts to acquire our common or preferred stock in excess of the 9.8% limit are void without prior approval from our board of directors.

For the purpose of preserving our REIT qualification and for other reasons, our charter prohibits direct or constructive ownership by any person of more than 9.8% of the lesser of the total number or value of the outstanding shares of our common stock or more than 9.8% of the outstanding shares of our preferred stock. Our charter’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of the outstanding stock, and thus be subject to our charter’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock in excess of the ownership limit without the consent of the board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust. Our board of directors has granted Lloyd McAdams, our President, Chairman and Chief Executive Officer, and his family members an exemption from the 9.8% ownership limitation as set forth in our charter documents. This exemption permits Lloyd McAdams, Heather Baines and Joseph McAdams collectively to hold up to 19% of our outstanding shares.

Because provisions contained in Maryland law, our charter and our bylaws may have an anti-takeover effect, investors may be prevented from receiving a “control premium” for their shares.

Provisions contained in our charter and bylaws, as well as Maryland corporate law, may have anti-takeover effects that delay, defer or prevent a takeover attempt, which may prevent stockholders from receiving a “control premium” for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. These provisions include the following:

•	Ownership limit. The ownership limit in our charter limits related investors, including, among other things, any voting group, from acquiring over 9.8% of our common stock without our permission.

•	Preferred stock. Our charter authorizes our board of directors to issue preferred stock in one or more classes and to establish the preferences and rights of any class of preferred stock issued. These actions can be taken without soliciting stockholder approval.

•	Maryland business combination statute. Maryland law restricts the ability of holders of more than 10% of the voting power of a corporation’s shares to engage in a business combination with the corporation.

•	Maryland control share acquisition statute. Maryland law limits the voting rights of “control shares” of a corporation in the event of a “control share acquisition.”

Issuances of large amounts of our stock could cause the price of our stock to decline.

We may issue additional shares of common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

Future offerings of debt securities, which would be senior to our common stock upon liquidation, or equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock, if issued, may have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Based on various factual representations made by us regarding our operations, in the opinion of Allen Matkins Leck Gamble & Mallory LLP, our counsel, commencing with our taxable year ended December 31, 1998, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled us, and will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through actual operations. Allen Matkins will not review our operations, and no assurance can be given that actual operations will meet these requirements. The opinion of Allen Matkins is not binding on the IRS, or any court. The opinion of Allen Matkins is based upon existing law, Treasury regulations and currently published administrative positions of the IRS and judicial decisions, all of which are subject to change either prospectively or retroactively.

The following discussion summarizes particular United States federal income tax considerations regarding our qualification and taxation as a REIT and particular United States federal income tax consequences resulting from the acquisition, ownership and disposition of our capital stock. This discussion is based on current law and assumes that we have qualified at all times throughout our existence, and will continue to qualify, as a REIT for United States federal income tax purposes. The tax law upon which this discussion is based could be changed, and any such change could have retroactive effect. The following discussion is not exhaustive of all possible tax considerations. This summary neither gives a detailed discussion of any state, local or foreign tax considerations nor discusses all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or to particular types of stockholders which are subject to special tax rules, such as insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations or partnerships, and persons who are not citizens or residents of the United States, stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position, or stockholders whose functional currency is not the United States dollar. This discussion assumes that you will hold our capital stock as a “capital asset,” generally property held for investment, under the Code.

You are urged to consult with your own tax advisor regarding the specific consequences to you of the purchase, ownership and sale of stock in an entity electing to be taxed as a REIT, including the federal, state, local, foreign and other tax considerations of such purchase, ownership, sale and election and the potential changes in applicable tax laws.

General

Our qualification and taxation as a REIT depends upon our ability to continue to meet the various qualification tests imposed under the Code and discussed below relating to our actual annual operating results, asset diversification, distribution levels and diversity of stock ownership. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements.

We have made an election to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1998. We currently expect to continue operating in a manner that will permit us to maintain our qualification as a REIT. All qualification requirements for maintaining our REIT status, however, may not have been or will not continue to be met.

So long as we qualify for taxation as a REIT, we generally will be permitted a deduction for dividends we pay to our stockholders. As a result, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the double taxation that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, as follows:

•	we will be required to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gain;

•	we may be required to pay the “alternative minimum tax” on our items of tax preference; and

•	if we have (a) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business, or (b) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or on a lease of the property.

We will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.

If we fail to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a tax equal to:

•	the greater of (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test described below, and (ii) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test described below, multiplied by

•	a fraction intended to reflect our profitability.

We will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of:

•	85% of our real estate investment trust ordinary income for the year;

•	95% of our real estate investment trust capital gain net income for the year; and

•	any undistributed taxable income from prior periods.

This distribution requirement is in addition to, and different from the distribution requirements discussed below in the section entitled “Annual Distribution Requirements.”

If we acquire any asset from a corporation which is or has been taxed as a C corporation under the Code in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of:

•	the fair market value of the asset, over

•	our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.

A C corporation is generally defined as a corporation required to pay full corporate-level tax. The results described in this paragraph with respect to the recognition of gain will apply unless we make an election under Treasury Regulation Section 1.337(d)-7(c). Finally, we could be subject to an excise tax if our dealings with any taxable REIT subsidiaries (defined below) are not at arm’s length.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;

•	that issues transferable shares or transferable certificates to evidence beneficial ownership;

•	that would be taxable as a domestic corporation but for Code Sections 856 through 859;

•	that is not a financial institution or an insurance company within the meaning of the Code;

•	that is beneficially owned by 100 or more persons;

•	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

•	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that all of the first four conditions stated above must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

For purposes of the sixth condition, pension trusts and other specified tax-exempt entities generally are treated as individuals, except that a “look-through” exception generally applies with respect to pension funds.

Stock Ownership Tests

Our stock must be beneficially held by at least 100 persons, the “100 Stockholder Rule,” and no more than 50% of the value of our stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year, the “5/50 Rule.” For purposes of the 100 Stockholder Rule only, trusts described in Section 401(a) of the Code and exempt under Section 501(a) of the Code, are generally treated as persons. These stock ownership requirements must be satisfied in each taxable year other than the first taxable year for which an election is made to be taxed as a REIT. We are required to solicit information from certain of our record stockholders to verify actual stock ownership levels, and our charter provides for restrictions regarding the transfer of our stock in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

•	We must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from specified real estate sources, including rental income, interest on obligations secured by mortgages on real property or on interests in real property, gain from the disposition of “qualified real estate assets,” i.e., interests in real property, mortgages secured by real property or interests in real property, and some other assets, and income from certain types of temporary investments (the “75% gross income test”); and

•	We must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the sources of income that satisfy the 75% gross income test, (b) dividends, interest and gain from the sale or disposition of stock or securities, including some interest rate swap and cap agreements, options, futures and forward contracts entered into to hedge variable rate debt incurred to acquire qualified real estate assets, or (c) any combination of the foregoing (the “95% gross income test”).

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary (in general, a 100% owned corporate subsidiary of a REIT). Our qualified REIT subsidiary, BT Management

Holding Corporation, a Delaware corporation, owns a 50% interest in the profits, losses and capital of BT Management Company, L.L.C., a Delaware limited liability company which is taxed as a partnership for federal income tax purposes. Belvedere Trust has entered into a management agreement with BT Management Company, under which BT Management Company manages Belvedere Trust’s investments and performs administrative services for Belvedere Trust. So long as BT Management Holding Corporation is a qualified REIT subsidiary of ours and it owns an interest in BT Management Company, we will be treated, for federal income tax purposes, as directly owning BT Management Holding Corporation’s proportionate share of the assets, liabilities and income of BT Management Company for purposes of determining our compliance with the REIT qualification tests. Certain of BT Management Company’s gross income (for example, management fee income under the management agreement with Belvedere Trust) will not be qualifying income under the 75% or 95% tests described above. Accordingly, we may decide to make a taxable REIT subsidiary election for BT Management Holding Corporation in the future if we believe that such nonqualifying income will jeopardize our ability to satisfy the 75% or 95% income tests. If we make a taxable REIT subsidiary election for BT Management Holding Corporation, its proportionate share of BT Management Company’s gross income will not be treated as our gross income for purposes of our REIT qualification tests, but BT Management Holding Corporation’s taxable income will be subject to corporate level income tax. Any dividends paid to us by BT Management Holding Corporation while it is a taxable REIT subsidiary will be qualifying income for purposes of our satisfaction of the 95% income test, but not the 75% test.

Interest earned by a REIT ordinarily does not qualify as income meeting the 75% or 95% gross income tests if the determination of all or some of the amount of interest depends in any way on the income or profits of any person. Interest will not be disqualified from meeting such tests, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

If we are entitled to avail ourselves of the relief provisions, we will maintain our qualification as a REIT but will be subject to certain penalty taxes as described above. We may not, however, be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.

Asset Tests

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature and diversification of our assets:

•	at least 75% of the value of our total assets must be represented by qualified real estate assets (including mortgage loans and stock in other qualified REITs), cash, cash items and government securities;

•	not more than 25% of our total assets may be represented by securities, other than those securities included in the 75% asset test;

•	of the investments included in the 25% asset class, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we generally may not own more than 10% by vote or value of any one issuers outstanding securities, in each case except with respect to stock of any “taxable REIT subsidiaries”; and

•	the value of the securities we own in any taxable REIT subsidiaries may not exceed 20% of the value of our total assets. See “Taxable REIT Subsidiaries” below.

For purposes of the asset tests, we will be deemed to own a proportionate share of the assets of any partnership, or any limited liability company treated as a partnership for federal income tax purposes, in which we own an interest, which share is determined by reference to our capital interest in the entity, and will be deemed to own the assets owned by any qualified REIT subsidiary and any other entity that is disregarded for federal income tax purposes.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in any partnership or limited liability company in which we own an interest will be treated as an acquisition of a portion of the securities or other property owned by that partnership or limited liability company.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after tax net income, if any, from foreclosure property, minus

•	the excess of the sum of specified items of our non-cash income items over 5% of “REIT taxable income,” as described below.

For purposes of these distribution requirements, our “REIT taxable income” is computed without regard to the dividends paid deduction (described below) and net capital gain. For purposes of this test, non-cash income means income attributable to leveled stepped rents, certain original issue discount, certain like-kind exchanges that are later determined to be taxable and income from cancellation of indebtedness. In addition, our taxable income would exceed our net income for financial reporting purposes to the extent that compensation paid to our chief executive officer and our other four highest paid officers exceeds $1,000,000 for any such officer for any calendar year. Since payments under our 2002 Incentive Compensation Plan do not qualify as performance-based compensation under Section 162(m) of the Code, a portion of the payments made under such plan to certain of such officers would not be deductible for federal income tax purposes under such circumstances. Moreover, if we disposed of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation and we elected not to recognize gain currently in connection with the acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognize on a disposition of the asset within the ten-year period following our acquisition of such asset, to the extent that such gain does not exceed the excess of:

•	the fair market value of the asset on the date we acquired the asset, over

•	our adjusted basis in the asset on the date we acquired the asset.

Only distributions that qualify for the “dividends paid deduction” available to REITs under the Code are counted in determining whether the distribution requirements are satisfied. We must make these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year, paid on or before the first regular dividend payment following the declaration and we elect on our tax return to have a specified dollar amount of such distributions treated as if paid in the prior year. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.

In addition, dividends distributed by us must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid being preferential, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class.

To the extent that we do not distribute all of our net capital gain, or we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as described above, we will be required to pay tax on this undistributed income at regular ordinary and capital gain corporate tax rates.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which we lose our qualification.

Qualified REIT Subsidiaries

A qualified REIT subsidiary is any corporation in which we own 100% of such corporation’s outstanding stock and for which no election has been made to classify it as a taxable REIT subsidiary. Belvedere Trust and BT Management Holding Corporation, our wholly-owned subsidiaries, are currently treated as qualified REIT subsidiaries. As such their assets, liabilities, and income are generally treated as our assets, liabilities, and income for purposes of each of the above REIT qualification tests. As discussed above, Belvedere Trust intends to elect to be taxed as a REIT beginning with its taxable year ending December 31, 2004 and we may decide to make an election to treat BT Management Holding Corporation as a taxable REIT subsidiary at a future date. In addition we may decide to make a taxable REIT subsidiary election for Belvedere Trust Finance Corporation, a newly-formed wholly-owned subsidiary of Belvedere Trust.

Taxable REIT Subsidiaries

A taxable REIT subsidiary is any corporation in which we own stock (directly or indirectly) and which we and such corporation elect to classify as a taxable REIT subsidiary. A taxable REIT subsidiary is not subject to the REIT asset, income, and distribution requirements nor are its assets, liabilities, or income treated as our assets, liabilities, or income for purposes of each of the above REIT qualification tests.

Except for Belvedere Trust, we generally intend to make a taxable REIT subsidiary election with respect to any other corporation in which we acquire securities constituting more than 10% by vote or value of such corporation and that is not otherwise a qualified REIT subsidiary. However, the aggregate value of all of our taxable REIT subsidiaries must be limited to 20% of the total value of the our assets.

We will be subject to a 100% penalty tax on any rent, interest, or other charges that we impose on any taxable REIT subsidiary in excess of an arm’s length price for comparable services. We expect that any rents, interest, or other charges imposed on any taxable REIT subsidiary will be at arm’s length prices.

We generally expect to derive income from our taxable REIT subsidiaries by way of dividends. Such dividends are not real estate source income for purposes of the 75% income test. Therefore, when aggregated with our non-real estate source income, such dividends must be limited to 25% of our gross income each year. We will monitor the value of our investment in, and the distributions from, our taxable REIT subsidiaries to ensure compliance with all applicable REIT income and asset tests.

Taxable REIT subsidiaries doing business in the United States are generally subject to corporate level tax on their net income and will generally be able to distribute only net after-tax earnings to its stockholders, including us, as dividend distributions. Such dividends may, however, qualify for the new lower income tax rate on dividends described below under “New Tax Legislation.”

Taxation of Taxable United States Stockholders

For purposes of the discussion in this prospectus, the term United States stockholder means a holder of our stock that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends, will generally be taxable to United States stockholders as ordinary income. See the discussion below under the heading entitled “New Tax Legislation” for more information about federal income tax rates on dividends. Provided that we continue to qualify as a REIT, dividends paid by us will not be eligible for the dividends received deduction generally available to United States stockholders that are corporations. To the extent that we make distributions in excess of current and accumulated earnings and profits, the distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each United States stockholder has in our stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its stock will be taxable as capital gain, and will be taxable as long-term capital gain if the stock has been held for more than one year. If we declare a dividend in October, November, or December of any calendar year which is payable to stockholders of record on a specified date in such a month and actually pay the dividend during January of the following calendar year, the dividend is deemed to be paid by us and received by the stockholder on December 31st of the previous year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

Distributions designated by us as capital gain dividends will be taxable to United States stockholders as capital gain income. We can designate distributions as capital gain dividends to the extent of our net capital gain for the taxable year of the distribution. This capital gain income will generally be taxable to non-corporate United States stockholders at a 15% or 25% rate based on the characteristics of the asset we sold that produced the gain. See the discussion below under the heading entitled “New Tax Legislation” for more information about federal capital gains tax rates. United States stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we were to make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us in respect of such net capital gain; and

•	increase the adjusted basis of their stock by the difference between the amount of their share of our undistributed net capital gain and their share of the tax paid by us.

Passive Activity Losses, Investment Interest Limitations and Other Considerations of Holding Our Stock

Distributions we make and gains arising from the sale or exchange of our stock by a United States stockholder will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gains relating to our stock. Distributions by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation under the Code. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have.

Dispositions of Stock

A United States stockholder that sells or disposes of our stock will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash or the fair market value of any property the stockholder receives on the sale or other disposition and the stockholder’s adjusted tax basis in the stock. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held the stock for more than one year. In general, any loss recognized by a United States stockholder upon the sale or other disposition of our stock that the stockholder has held for six months or less will be treated as long-term capital loss to the extent the stockholder received distributions from us which were required to be treated as long-term capital gains.

Information Reporting and Backup Withholding

We report to our United States stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid and redemption proceeds unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifying as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder that does not provide us with its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. A United States stockholder can meet this requirement by providing us with a correct, properly completed and executed copy of IRS Form W-9 or a substantially similar form. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability, if any, and otherwise be refundable. In addition, we may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status.

See the discussion below under the heading entitled “New Tax Legislation” for information about federal tax rates for backup withholding.

Taxation of Tax-Exempt Stockholders

The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code, i.e., property the acquisition or holding of which is financed through a borrowing by the tax-exempt United States stockholder, the stock is not otherwise used in an unrelated trade or business, and we or Belvedere Trust do not hold a residual interest in a real estate mortgage investment conduit, REMIC, that gives rise to “excess inclusion” income, as defined in Section 860E of the Code, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. However, if we or Belvedere Trust were to hold residual interests in a REMIC, or if we or a pool of our assets or Belvedere Trust’s assets were to be treated as a “taxable mortgage pool,” a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income. Although we do not believe that we, or any portion of our assets or Belvedere Trust’s assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our stock. Any prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a substantial portion of the dividends you receive may constitute UBTI, if we are treated as a “pension-held REIT” and you are a pension trust which:

•	is described in Section 401(a) of the Code; and

•	holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 Rule, described above, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•	the unrelated business taxable income earned by the REIT, less directly related expenses, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income, less directly related expenses, of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.”

Taxation of Non-United States Stockholders

The rules governing federal income taxation of “non-United States stockholders” are complex and no attempt will be made herein to provide more than a summary of these rules. “Non-United States stockholders” mean beneficial owners of shares of our stock that are not United States stockholders (as such term is defined in the discussion above under the heading entitled “Taxation of Taxable United States Stockholders”).

PROSPECTIVE NON-UNITED STATES STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING ANY REPORTING REQUIREMENTS.

Distributions to non-United States stockholders that are not attributable to gain from our sale or exchange of United States real property interests and that are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates in the same manner as United States stockholders are taxed with respect to those distributions, and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation. We expect to withhold tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless:

•	a lower treaty rate applies and any required form, for example IRS Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us; or

•	the non-United States stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

Any portion of the dividends paid to non-United States stockholders that is treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to non-United States stockholders to the extent that these distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of that stock. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, these distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution may be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are creditable against United States tax liability, if any, or refundable by the IRS to the extent the distribution is subsequently determined to be in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits if our stock is a United States real property interest because we are not a domestically controlled REIT, as discussed below. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% may be subject to withholding at a rate of 10%.

Distributions attributable to our capital gains which are not attributable to gain from the sale or exchange of a United States real property interest generally will not be subject to income taxation, unless (1) investment in our stock is effectively connected with the non-United States stockholder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-United States stockholder), in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain (except that a corporate non-United States stockholder may also be subject to the 30% branch profits tax), or (2) the non-United States stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are satisfied, in which case the non-resident alien individual will be subject to a 30% tax on the individual’s capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a United States real property interest, which includes some interests in real property, but generally does not include an interest solely as a creditor in mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if that gain were effectively connected with the stockholder’s conduct of a United States trade or business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that we designate (or, if greater, the amount that we could designate) as a capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

Gains recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States stockholders. Because our stock is publicly traded, we cannot assure our investors that we are or will remain a domestically controlled REIT. Even if we are not a domestically-controlled REIT, however, a non-United States stockholder that owns, actually or constructively, 5% or less of our stock throughout a specified testing period will not recognize taxable gain on the sale of our stock under FIRPTA if the shares are traded on an established securities market.

If gain from the sale of the stock were subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to that gain, subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations. In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gains not subject to FIRPTA will be taxable to a non-United States stockholder if:

•	the non-United States stockholder’s investment in the stock is effectively connected with a trade or business in the United States, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to that gain; or

•	the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individuals capital gains.

Information Reporting and Backup Withholding

If the proceeds of a disposition of our stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (currently at a rate of 28%)

unless the disposing non-United States stockholder certifies as to his name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U .S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the United States, then (i) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a foreign stockholder, and (ii) information reporting will not apply if the non-United States stockholder satisfies certification requirements regarding its status as a foreign stockholder.

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, a stockholder’s state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, prospective investors should consult their tax advisors regarding the effect of state, local and foreign tax laws on an investment in our stock.

New Tax Legislation

Legislation was recently enacted that, in the case of noncorporate taxpayers, generally reduces the maximum long-term capital gains tax rate for U.S. federal income tax purposes from 20% to 15% (for sales or exchanges occurring on or after May 6, 2003, through taxable years beginning before January 1, 2009) and reduces the maximum U.S. federal income tax rate on most dividends from 38.6% to 15% (for taxable years beginning after December 31, 2002 and before January 1, 2009). The recent legislation also repealed the 18% federal capital gains rate that applied to the sale or exchange of certain assets acquired after December 31, 2000 and certain assets acquired before January 1, 2001 which a taxpayer elected to treat as having been sold and reacquired on the same date. The repeal of the 18% capital gains rate is effective for sales or exchanges occurring on or after May 6, 2003, through taxable years beginning before January 1, 2009. The legislation also reduces the maximum U.S. federal income tax rate imposed on noncorporate taxpayers’ ordinary income from 38.6% to 35% for taxable years beginning after December 31, 2002 and before January 1, 2011 and reduces the federal tax rate applicable to backup withholding from 30% to 28% for taxable years beginning after December 31, 2002 and before January 1, 2011.

In general, dividends paid by REITs are not eligible for the new 15% federal income tax rate on dividends. However, subject to certain required holding periods with respect to our stock and certain other restrictions, the 15% federal income tax rate for long-term capital gains and dividends will generally apply to:

•	long-term capital gains, if any, recognized on the disposition of our common stock;

•	our distributions designated as long-term capital gain dividends attributable to sales or exchanges by us on or after May 6, 2003 (except to the extent attributable to “unrecaptured Section 1250 gain,” which continues to be subject to a 25% tax rate);

•	our dividends attributable to dividends received by us after December 31, 2002 from taxable corporations (such as taxable REIT subsidiaries); and

•	our dividends to the extent attributable to income that was subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income).

Although the new legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors other than corporations to consider stocks of other dividend-paying corporations to be more attractive relative to stocks of REITs. It is not possible to predict whether this change in perceived relatives value will occur, or what the effect will be on the market price of our stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.

USE OF PROCEEDS

The net proceeds to us from the sale of shares of common stock offered by this prospectus will be used for general corporate purposes.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases our common stock in open market transactions, our common stock acquired under the Plan will be sold directly by us through the Plan. We may sell our common stock to stockholders (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to request for waivers granted with respect to the cash payment feature of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange under the symbol “ANH”. Under certain circumstances, it is expected that a portion of the shares of our common stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to us for our common stock acquired under the Plan, after deduction of the applicable discount from the Market Price for Cash Purchases, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price for Dividend Reinvestments of common stock acquired through the reinvestment of dividends under the Plan.

Except with respect to open market purchases of our common stock relating to reinvested dividends or cash purchases, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the Plan, up to 5% of the Market Price for Dividend Reinvestments and the Market Price for Cash Purchases of our common stock. Upon withdrawal by a participant from the Plan by the sale of our common stock held under the Plan, the participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a participant), any related brokerage commissions and any applicable transfer taxes.

Our common stock may not be available under the Plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

LEGAL OPINION

The validity of our securities offered in this prospectus will be passed upon for us by Allen Matkins Leck Gamble & Mallory LLP, Century City, California. Selected legal matters related to Maryland law will be passed upon for us by Piper Rudnick LLP.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed with the SEC and incorporate by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2002;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2003;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2003;

•	our current reports on Form 8-K filed on May 9, 2003, August 13, 2003, and November 5, 2003; and

•	the description of our common stock included in our registration statement on Form 8-A.

Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at Anworth Mortgage Asset Corporation, 1299 Ocean Avenue, Suite 250, Santa Monica, California 90401, telephone: (310) 255-4493.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Rooms. Our SEC filings are also available to the public from the SEC’s World Wide Web site on the Internet at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may also read and copy this information at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We maintain a site on the Internet at http://www.anworth.com. The information contained in our website is not part of this prospectus and you should not rely on it in deciding whether to invest in our common stock.

We have filed a registration statement, of which this prospectus is a part, covering the offered securities. As allowed by Commission rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. We refer you to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

APPENDIX I

Schedule of Large Cash Purchases

Year	Threshold Price and Waiver Discount, if any, will be set by	Funds for Large Cash Investments must be received by	Pricing Period Start Date	Large Cash Purchase Investment Date
2003	December 1	December 3	December 4	December 18

2004	January 5	January 7	January 8	January 23
	February 2	February 4	February 5	February 20
	March 9	March 11	March 12	March 26
	April 2	April 6	April 7	April 21
	May 4	May 6	May 7	May 21
	June 8	June 10	June 11	June 25
	July 1	July 6	July 7	July 21
	August 10	August 12	August 13	August 27
	September 7	September 9	September 10	September 24
	September 30	October 4	October 5	October 20
	November 2	November 4	November 5	November 19
	December 9	December 13	December 14	December 28

PRICING PERIODS ARE AT THE DISCRETION OF ANWORTH MORTGAGE ASSET CORPORATION. INVESTORS SHOULD NOT RELY SOLELY ON THE ABOVE SCHEDULE AS PRICING PERIODS AND INVESTMENT DATES MAY VARY. FOR MORE INFORMATION, PLEASE CONTACT THE PLAN ADMINISTRATOR AT (718) 921-8391.

A-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee and the New York Stock Exchange listing fee.

Registration fee	$8,410
Listing fee	$5,000
Legal fees and expenses	$40,000
Accounting fees and expenses	$5,000
Printing	$50,000
Miscellaneous	$1,590

Total	$110,000

Item 15.    Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law permits us to indemnify, subject to the exceptions set forth therein, any director or officer of our company who is made a party to any proceeding by reason of service in that capacity to the company, or who is or was, serving as such with respect to another entity at the request of our company. The Maryland General Corporation Law also provides that we may purchase insurance on behalf of our directors, officers, employees or agents.

Our charter and bylaws require us to provide for indemnification of our officers and directors substantially identical in scope to that permitted under Section 2-418 of the Maryland General Corporation Law. Our bylaws also provide that we must pay the expenses of our officers and directors (acting in their capacity as such) incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of a written undertaking by or on behalf of the director or officer to repay all amounts so advanced if it is ultimately determined by a court of appropriate jurisdiction that the officer or director is not entitled to be indemnified by us.

Our charter limits the liability of our directors and officers for money damages to us and our stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except:

•	to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services; or

•	if a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit our ability or our stockholders’ ability to obtain other relief, such as an injunction or rescission.

Item 16.    Exhibits

Exhibits	Description

4.1	Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-11 of Registrant (Registration No. 333-38641))

5.1*	Opinion of Piper Rudnick LLP

8.1*	Opinion of Allen Matkins Leck Gamble & Mallory LLP regarding certain tax matters

23.1	Consent of PricewaterhouseCoopers, LLP

23.2*	Consent of Piper Rudnick LLP (included in Exhibit 5.1)

23.3*	Consent of Allen Matkins Leck Gamble & Mallory LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included on page II-4 of the Registration Statement)

*	Previously filed.

Item 17.    Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, California on February 12, 2004.

ANWORTH MORTGAGE ASSET CORPORATION

By:	/s/ LLOYD MCADAMS
Lloyd McAdams, President, Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ LLOYD MCADAMS Lloyd McAdams	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 12, 2004

* Thad M. Brown	Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2004

* Joseph E. McAdams	Executive Vice President and Director	February 12, 2004

* Joe E. Davis	Director	February 12, 2004

* Charles H. Black	Director	February 12, 2004

* Charles F. Smith	Director	February 12, 2004

* Lee A. Ault, III	Director	February 12, 2004

*By:	/s/ LLOYD MCADAMS

Lloyd McAdams Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description
4.1		Specimen common stock certificate (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form S-11 of Registrant (Registration No. 333-38641))
5.1	*	Opinion of Piper Rudnick LLP
8.1	*	Opinion of Allen Matkins Leck Gamble & Mallory LLP regarding certain tax matters
23.1		Consent of PricewaterhouseCoopers, LLP
23.2	*	Consent of Piper Rudnick LLP (included in Exhibit 5.1)
23.3	*	Consent of Allen Matkins Leck Gamble & Mallory LLP (included in Exhibit 8.1)
24.1	*	Power of Attorney (included on page II-4 of the Registration Statement)

*	Previously filed.